As filed with the Securities and Exchange Commission on October 21, 2004.

                                                  Registration No. 333-118982


===============================================================================
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                       ----------------------------


                            AMENDEDMENT NO. 1
                               TO FORM S-1

                         REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                       ----------------------------

                    HOMETOWN COMMUNITY BANCSHARES, INC.
          (Exact name of registrant as specified in its charter)

        Georgia                     6021                       20-0714112
        -------                    ------                      ----------
    (State or other          (Primary Standard              (I.R.S. Employer
    jurisdiction of             Industrial                  Identification No.)
     incorporation             Classification
    or organization)            Code Number)

                                PO Box 218
                           Braselton, GA 30517
                             (706) 654-3199
       (Address including zip code, and telephone number including area code, of registrant's principal executive offices)
                          _____________________

                            C. Sean Childers
                  President and Chief Executive Officer
                   Hometown Community Bancshares, Inc.
                               PO Box 218
                           Braselton, GA 30517
                             (706) 654-3199
   (Name, address including zip code, and telephone number, including area code, of agent for service)
                           _____________________

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                          Larry W. Shackelford, Esq.
                       Morris, Manning & Martin, L.L.P.
                         1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E.
                            Atlanta, Georgia 30326
                                (404) 233-7000
                              (404) 365-9532 (Fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   X
                                   ---

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     333-__________.
                                               --

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     333-__________.
                        --

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     333-__________.
                        --

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
                          ----


                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                                   Proposed
                                        Proposed    Maximum
                                        Maximum    Aggregate
  Title of Each Class    Amount to      Offering    Offering      Amount of
  of Securities to be       be           Price       Price       Registration
      Registered        Registered      Per Unit      (1)            Fee (2)
-------------------------------------------------------------------------------
  Common Stock,
   $.01 par value    Up to 1,200,000     $10.00    $12,000,000    $1,520.40

===============================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

 (2)   The registration fee has previously been paid.



THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.


===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                      Subject to Completion, dated October 21, 2004



                      HOMETOWN COMMUNITY BANCSHARES, INC.
                        A Proposed Holding Company For





                 Maximum of 1,200,000 Shares of Common Stock
                  Minimum of 800,000 Shares of Common Stock

                         --------------------------


     We are offering for sale of a minimum of 800,000 and a maximum of 1,200,000 shares of our common stock. We will use the proceeds of the sale of the shares to capitalize Hometown Community Bank (Proposed), a new bank being organized by us and our organizers.


                         --------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of our stock are not deposits or savings accounts or savings deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.



================================================================================
                                                                   Net Proceeds
                                              Underwriting         to Hometown
                              Price to        Discounts and         Community
                               Public          Commissions        Bancshares (1)
--------------------------------------------------------------------------------
Per Share                     $10.00              None               $10.00
--------------------------------------------------------------------------------
Total   (Minimum)           $8,000,000            None             $8,000,000
        (Maximum)          $12,000,000            None            $12,000,000
================================================================================

(1) Before deducting expenses related to this offering, estimated to be approximately $140,000. See "Use of Proceeds - By Hometown Community Bancshares."



     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DISCUSSED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.



     There are no present plans for the common stock to be traded on any stock exchange or in the over-the-counter market and it is not likely that any trading market will develop for the shares in the future.



     This is a "best efforts" offering by us, and we will terminate it upon the sale of 1,200,000 shares or March 31, 2005, whichever occurs first, unless the offering is extended, in our sole discretion, for additional periods ending no later than September 30, 2005. We reserve the right to terminate the offering at any time after the sale of the minimum offering of 800,000 shares. We will deposit proceeds of the offering in an escrow account under the control of Nexity Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 800,000 shares and satisfaction of certain other conditions of the offering.



     We have established a minimum subscription of 1,000 shares. However, we reserve the right to waive this limit without notifying any subscriber. Our organizers (together with members of their immediate families) intend to purchase an aggregate of at least 141,500 shares (17.7% if the minimum number of shares is sold and 11.8% if the maximum number is sold) of the common stock to be sold in the offering. In addition, the organizers reserve the right to purchase up to 100% of the shares of stock being offered by Hometown Community Bancshares if necessary to complete the offering. The organizers will also receive one warrant for each shares purchased at the original offering price of $10.00 per share to be exercised at any time within ten years of the opening date of Hometown Community Bank.



             The date of this Prospectus is _________ ____, 2004

                             PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus.


  ---------------------------------------------------------------------------
 |       The shares of common stock offered by Hometown Community            |
 |  Bancshares are not deposits or savings accounts or savings deposits and  |
 |  are not insured or guaranteed by the FDIC or any other governmental      |
 |  agency.                                                                  |
  ---------------------------------------------------------------------------


                       HOMETOWN COMMUNITY BANCSHARES

     Hometown Community Bancshares, Inc. was incorporated under the laws of the State of Georgia on May 12, 2004, primarily to hold all of the capital stock of its proposed Georgia banking subsidiary, Hometown Community Bank (Proposed). We may not acquire the capital stock of Hometown Community Bank without the prior approval of the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance (the "Georgia Department"). Hometown Community Bancshares, Inc. will file an application for Federal Reserve and Georgia Department approval once it obtains preliminary approval of the application for the charter for Hometown Community Bank from the Georgia Department. Hometown Community Bancshares, Inc. initially will engage in no business other than owning and managing Hometown Community Bank. Our mailing address and telephone number are currently PO Box 218, Braselton, Georgia 30517, (706) 654-3199.


                           HOMETOWN COMMUNITY BANK


     Hometown Community Bank is being formed to engage in a general commercial banking business, emphasizing personalized banking services to independent developers, contractors, subcontractors, and suppliers, small-to-medium businesses, and, to a lesser extent, homeowners and consumers. See "Proposed Business - Lending Activities." Our organizers filed an application with the Georgia Department on September 7, 2004 to charter Hometown Community Bank as a Georgia banking corporation. The organizers also filed an application on September 7, 2004 with the FDIC for insurance of the deposits of Hometown Community Bank. Hometown Community Bank may not conduct any banking business until the Georgia Department grants final approval of Hometown Community Bank's application and issues its charter and the FDIC grants it deposit insurance. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the Georgia Department, including initial capitalization of Hometown Community Bank of an amount which we believe will be not less than $8,000,000. In order to receive deposit insurance, Hometown Community Bank must also comply with certain legal requirements that may be imposed by the FDIC. See "The Offering" and "Supervision and Regulation." Additionally, we must obtain the approval of the Federal Reserve and the Georgia Department to become a bank holding company before acquiring the capital stock of Hometown Community Bank.



     We believe that our market area represents a diverse market with a growing population and economy and that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. The market area is primarily rural, however, increasingly more farmland is being developed into subdivisions and commercial projects as the area converts into a bedroom community for commuters working in Gwinnett County, Georgia and as new businesses take advantage of the distribution opportunities presented by our market's interstate highways. As a community bank, Hometown Community Bank will be designed to serve the needs of local residents and small- to medium-sized businesses within this growing economy by providing superior customer service. Within 12-18 months of formation, Hometown Community Bank plans to have two bank site locations within a mile radius of two major interstate highways and adjacent to a single highway that will connect the branches. I-85 intersects Highway 53 in Braselton at exit 129. I-985 intersects Highway 53 in Oakwood at exit 16. Hometown Community Bank plans to locate on Highway 53 in Braselton and Oakwood. It is approximately 12 miles on Highway 53 between I-85 in Braselton and I-985 in Oakwood. The bank will market its products and services to
potential bank customers along this corridor and its connector roads.   See
"Proposed Business."

     Hometown Community Bank is being formed to take advantage of the growth in this market area. On April 8, 2004, the U.S. Census Bureau released a study of the one hundred fastest growing counties in America from April 1, 2000 to July 1, 2003. All four of the counties that lie within our market, Barrow (41st), Gwinnett (55th), Jackson (79th) and Hall (98th) are among the 100 fastest growing counties in America. According to the U.S. Census Bureau, the State of Georgia grew 6.09% from April 1, 2000 to July 1, 2003. The counties of Barrow, Gwinnett, Jackson and Hall grew 15.90%, 14.43%, 13.01% and 12.05%, respectively, during this same time period.

     C. Sean Childers, the proposed President and Chief Executive Officer of Hometown Community Bank and the current President and Chief Executive Officer of Hometown Community Bancshares, has over thirteen years of experience in the commercial banking industry. Ted Murphy, Vice Chairman and consultant to Hometown Community Bank, was employed over forty-five years in the commercial banking industry and has over twenty-five years of experience as a bank's Chief Executive Officer, President and Board member. We believe that Mr. Childers' and Mr. Murphy's banking experience and the extensive business experience and contacts of the organizers in the Braselton/Oakwood area should create immediate business opportunities for Hometown Community Bank. See "Management." We are presently engaged in completing the tasks necessary to open Hometown Community Bank, although no assurances can be given that it will open for business or that the projected opening date can be achieved.


     Our temporary offices are located at 74 Lagree Duck Road, Braselton, Georgia 30517. We currently plan for Hometown Community Bank to be located near this office at 6700 Highway 53, Braselton, Georgia 30517.



                                THE ORGANIZERS

     The organizers of Hometown Community Bancshares and Hometown Community Bank are Amyn A. Meghani, C. Sean Childers, Dr. Terry Elrod, Martha Martin, Ted Murphy, C.K. Patel and Monk Tolbert. Additional individuals may be added as organizers, subject to regulatory approval. All of the organizers are directors of Hometown Community Bancshares and are expected to serve as directors of Hometown Community Bank. See "Management."


     Our organizers (together with members of their immediate families) intend to purchase an aggregate of at least 141,500 shares (or 17.7% of the minimum shares offered) of the common stock to be sold in this offering. The organizers may subscribe for up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the organizers, including any shares purchased in excess of their original commitment, will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."



      In consideration of their efforts in organizing Hometown Community Bank and Hometown Community Bancshares and their commitment to serve as the initial directors, we intend, subject to regulatory approval, to issue to each organizer warrants to purchase shares of our common stock at the original offering price of $10.00 per share to be exercised at any time within ten years of the opening date of Hometown Community Bank. Each organizer will be awarded one warrant for each share purchased. Based on the proposed purchases by the organizers, the organizers will be granted a total of 141,500 warrants for the organizers as a group. The warrants will vest in three equal annual installments beginning on the first anniversary of Hometown Community Bank's opening for business and ending on the third anniversary of Hometown Community Bank's opening for business, contingent upon continued service on our Board of Directors and the Board of Directors of Hometown Community Bank. If Hometown Community Bank's capital falls below regulatory minimums established by the Georgia Department and the FDIC, the Georgia Department can direct that the warrants must be exercised or forfeited. The Warrants will not be transferable.


                                    THE OFFERING

Security Offered            Common stock of Hometown Community Bancshares,
                            par value $.01 per share

Offering Price              $10.00 per share

Number of Shares Offered    Minimum:    800,000
                            Maximum:  1,200,000

Use of Proceeds             We will use the net proceeds of the offering (gross
                            proceeds less offering expenses, which are estimated to be $140,000) to capitalize Hometown Community
                            Bank through the purchase of its capital stock, subject to regulatory approval; to pay our organizational expenses; and to provide working capital. We will use a minimum of $7,500,000 of the net proceeds to capitalize Hometown Community Bank.
                            We plan to retain sums in excess of the minimum necessary to capitalize Hometown Community Bank and initially invest the sums in United States government securities or as a deposit at Hometown
                            Community Bank.  We may be required by the Georgia
                            Department to capitalize Hometown Community Bank at a level in excess of the minimum of $7,500,000, in which case we would have to receive net proceeds in the offering in excess of the minimum or obtain additional capital from other sources. If the Georgia Department requires that Hometown Community
                            Bank be capitalized with an amount in excess of the minimum of $8,000,000, we plan to seek additional subscriptions up to the maximum subscription of $12,000,000. Hometown Community Bank will use the capital received from the sale of its stock to us to provide working capital to be used for business purposes, including making loans and investments.
                            See "Use of Proceeds - By Hometown Community Bank."


Return of Less Than         If the conditions for releasing subscription funds
  Subscription Amount       from escrow are met and such funds are released but
                            final regulatory approval to commence banking operations is not obtained from the Georgia
                            Department or the FDIC or Hometown Community Bank does not open for any other reason, it is possible that subscribers could be returned an amount less than their original investment. See "Risk Factors -
                            If the Minimum Offering Amount is Raised and the
                            Funds are Released from Escrow but Hometown
                            Community Bank Does Not Open Because Necessary
                            Regulatory Approvals Have Not Been Obtained,
                            Investors Will Receive Less Than Their Full
                            Subscription Amount."



Conditions to Offering      This offering will be terminated and all
                            subscription funds will be returned promptly to subscribers unless on or before March 31, 2005 (or such later date if we extend the offering for additional periods not to extend beyond September
                            30, 2005),
                              * we have accepted subscriptions and payment in full for a minimum of 800,000 shares;

                              *  we have obtained approval of the Federal
                                 Reserve and the Georgia Department to acquire the capital stock of Hometown Community Bank and to become a bank holding company; and
                              * Hometown Community Bank has received prelim-inary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC.
                            We do not expect that there will be any problems obtaining these regulatory approvals. Subscription proceeds for shares will be deposited promptly in an escrow account with Nexity Bank, as escrow agent under the terms of an escrow agreement pending the satisfaction of the conditions set forth above or the termination of the offering. Subscriptions are binding on subscribers and may not be revoked by subscribers except with our consent. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for our immediate use to fund offering and organizational expenses and for working capital. See "The Offering."



Plan of Distribution        Offers and sales of the common stock will be made on
                            our behalf primarily by certain of our executive officers and directors. The executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. We believe such participating executive officers and directors will not be deemed brokers under the Securities Exchange
                            Act of 1934 based on reliance on Rule 3a4-1 of the Exchange Act.

                                   RISK FACTORS


     An investment in the shares offered by Hometown Community Bancshares involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED BY HOMETOWN COMMUNITY BANCSHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.



     IF THE MINIMUM OFFERING AMOUNT IS RAISED AND THE FUNDS ARE RELEASED FROM ESCROW BUT HOMETOWN COMMUNITY BANK DOES NOT OPEN BECAUSE NECESSARY REGULATORY APPROVALS HAVE NOT BEEN OBTAINED, INVESTORS WILL RECEIVE LESS THAN THEIR FULL SUBSCRIPTION AMOUNT. The amounts paid by subscribers in this offering will be held in escrow until
      * we have accepted subscriptions and payment in full for a minimum of 800,000 shares;
      * we have obtained approval of the Federal Reserve and the Georgia Department to acquire the capital stock of Hometown Community
          Bank  and to become a bank holding company; and
      * Hometown Community Bank has received preliminary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC.



      If these conditions are not met by March 31, 2005, or by such subsequent date, not beyond September 30, 2005, to which we may extend the offering, we will promptly return in full all subscriptions. If these conditions are satisfied, the subscription amounts held in escrow may be paid to us and shares issued to subscribers.



      The Georgia Department, however, has substantial discretion in determining whether all of the conditions to opening Hometown Community Bank have been met. Under the Georgia Department's policies, a newly chartered state bank must open for business within two years of receipt of preliminary approval of its application for a charter. The Georgia Department's standard conditions for opening a bank include, but are not limited to raising sufficient capital, forming the corporate body, and passing a pre-opening examination. In addition, the FDIC has substantial discretion in determining whether Hometown Community Bank will be granted federal deposit insurance, which is a prerequisite to Hometown Community Bank's opening.

      Therefore, even if we meet the conditions for release of the subscription funds from escrow, there is no assurance that Hometown Community Bank will open for business. If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the Georgia Department or the FDIC or Hometown Community Bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate Hometown Community Bancshares. Upon such a liquidation, Hometown Community Bancshares would be dissolved and our net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by us, including the salary of our President and Chief Executive Officer and other pre-opening expenses) would be distributed to the shareholders. In such event, we will have incurred numerous expenses related to our organization and the organization of the Hometown Community Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

     OUR LIMITED OPERATING HISTORY AND LACK OF INITIAL PROFITABILITY MAKE IT DIFFICULT TO MAKE AN INVESTMENT DECISION WITH RESPECT TO OUR COMMON STOCK. Hometown Community Bancshares and Hometown Community Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, our profitability will depend upon Hometown Community Bank's operations. Hometown Community Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. We expect that Hometown Community Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience additional dilution in the book value of the common stock due to operating losses expected to be incurred during the initial years of Hometown Community Bank's operations. See "Proposed Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPARTURE OF OUR KEY PERSONNEL MAY IMPAIR OUR OPERATIONS. As a new enterprise, we will be materially dependent on the performances of Sean Childers, who will be the President and Chief Executive Officer of Hometown Community Bank and Hometown Community Bancshares, and Ted Murphy, who will be the Vice Chairman of the Board of Directors of Hometown Community Bancshares and bank consultant. The loss of the services of Messrs. Childers or Murphy or their failure to perform their management functions in the manner anticipated by us could have a material adverse effect on Hometown Community Bank and us. We have entered into an employment agreement with Mr. Childers pursuant to which Mr. Childers will be employed as President and Chief Executive Officer of Hometown Community Bank and Hometown Community Bancshares. We have also entered into a consulting agreement with Mr. Murphy pursuant to which Mr. Murphy will be retained as a consultant to the Board of Directors of Hometown Community Bancshares. See "Management - Employment Agreements."


     OUR MANAGEMENT AND AFFILIATES WILL CONTROL MORE THAN 11.8% OF OUR STOCK FOLLOWING THIS OFFERING AND MAY THEREFORE BE ABLE TO MATERIALLY INFLUENCE THE OUTCOME OF A SHAREHOLDER VOTE. The organizers, all of whom will serve as directors of Hometown Community Bancshares and Hometown Community Bank, and members of their immediate families intend to purchase an aggregate of at least 141,500 shares, equal to 17.7% of the minimum number of shares being offered and 11.8% of the maximum number of shares being offered. The organizers may purchase additional shares in the offering and additional persons may be named as organizers, subject to regulatory approval. As a result of the anticipated stock ownership in Hometown Community Bancshares by the organizers, together with the influence which may be exerted by such persons due to their positions as directors of Hometown Community Bancshares and Hometown Community Bank, the organizers as a group will have substantial control of Hometown Community Bancshares and Hometown Community Bank following the offering. The organizers may subscribe for up to 100% of the shares in this offering if necessary to help Hometown Community Bancshares achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management. "



     CERTAIN PROVISIONS OF OUR CORPORATE DOCUMENTS MAY DISCOURAGE UNSOLICITED OFFERS TO ACQUIRE US. Certain provisions of our Articles of Incorporation and Bylaws may have the effect of discouraging attempts to acquire us without the cooperation of our management, including provisions requiring prior notice of matters to be brought before meetings of shareholders; provisions requiring prior notice of nominees for election as directors; the ability of our Board of Directors to issue additional shares of common stock and special stock authorized in our Articles of Incorporation without shareholder approval;
and a provision of our Articles of Incorporation granting our Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of our shareholders, to take into account the effect of the transaction on our employees, customers, suppliers, and creditors and upon the communities which we serve. Any of these measures may impede a takeover of us without the approval of our Board of Directors. See "Description of Capital Stock of Hometown Community Bancshares - Certain Antitakeover Effects."

     BECAUSE THE OFFERING PRICE WAS DETERMINED SOLELY BY OUR BOARD OF DIRECTORS WITHOUT NEGOTIATION WITH AN UNDERWRITER, THERE IS NO ASSURANCE THAT THE PRICE IS FAIR. Because we and Hometown Community Bank are in the organization stage, the offering price of $10.00 per share was determined by our Board of Directors without reference to traditional criteria for determining stock value such as book value or historical or projected earnings. Such criteria are not applicable to companies with no history of operations. Because there is no underwriter of the offering, the price was not determined by negotiation with an underwriter. The price per share was set to enable us to raise gross proceeds of between $8,000,000 and $12,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of our and Hometown Community Bank's organizational expenses. We cannot give any assurance that any of the shares could be resold for the offering price or any other amount.

     THE ABSENCE OF AN ACTIVE TRADING MARKET FOR THE COMMON STOCK WILL IMPAIR INVESTORS' ABILITY TO RESALE SHARES. There currently is no market for the shares and it is not likely that any trading market will develop for the shares in the future. There are no present plans for our common stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the organizers since shares purchased by the organizers will generally not be freely tradable. Furthermore, in the event that a small number of organizers or other persons acquire substantial additional amounts of the common stock, a trading market for the common stock will be even less likely to develop. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of the common stock after the offering, by the organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock of Hometown Community Bancshares - Shares Eligible for Future Sale."

     INDUSTRY COMPETITION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY. The banking business is highly competitive, and Hometown Community Bank will encounter strong competition from other commercial banks, as well as from savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in our market. A number of these competitors are well established in the Braselton/Oakwood area. Most of them have substantially greater resources and lending limits and a lower cost of funds than Hometown Community Bank will have initially and may offer certain services, such as extensive and established branch networks and trust services, that Hometown Community Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, Hometown Community Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to us and Hometown Community Bank. Federal legislation in recent years has removed restrictions on the establishment of nationwide operations by commercial banks, further increasing competition from out-of-state financial institutions. Although we believe that Hometown Community Bank will be able to compete effectively with these institutions, no assurances can be given in this regard. See "Proposed Business - Competition" and "Supervision and Regulation."


     GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND GROWTH. The banking industry is heavily regulated. As a new bank holding company and bank, we and Hometown Community Bank will be subject to additional scrutiny from our respective regulators during our initial years of operations. Our success depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders.

Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. Over the last 10 years, the legislative enactments and the regulations have substantially increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting us and Hometown Community Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect our businesses. See "Supervision and Regulation."



     UNPREDICTABLE ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON THE QUALITY OF OUR LOAN PORTFOLIO AND OUR FINANCIAL PERFORMANCE. Our success will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond our control may adversely affect Hometown Community Bank's deposit levels and loan demand and, therefore, our earnings. Due to its relatively small size compared to more established competitors, Hometown Community Bank may be less able to ameliorate the effects of adverse economic conditions than its competitors. Although we expect favorable economic development in our market area, there is no assurance that such favorable economic development will occur or that our expectation of corresponding growth will be achieved. See "Proposed Business."



     OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED BY STATE AND FEDERAL POLICIES AND REGULATIONS. We have no plans to pay any cash dividends to our shareholders in the foreseeable future. Because we and Hometown Community Bank are both start-up operations and may incur initial losses, we intend to retain any earnings for the period of time management believes necessary to ensure the success of our operations. We will be dependent upon Hometown Community Bank for its earnings and funds to pay dividends on our common stock. Our ability to pay dividends is subject to legal and regulatory restrictions applicable to us and Hometown Community Bank, which include restrictions on the ability of Hometown Community Bank to pay dividends until it achieves cumulative profitability. See "Dividend Policy," "Proposed Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Supervision and Regulation."


     OUR SIZE MAY LIMIT OUR ABILITY TO MEET THE NEEDS OF LARGER CUSTOMERS.
Under Georgia Law, Hometown Community Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of Hometown Community Bank's capital. Hometown Community Bank loans to one borrower, including related interests, cannot exceed 15% of Hometown Community Bank's capital unless the loans are all fully secured by marketable collateral, in which case the loans cannot exceed 25% of Hometown Community Bank's capital. Capital for these purposes includes only Hometown Community Bank's stated capital, additional paid-in capital and appropriated retained earnings accounts. These lending limits will increase and decrease as Hometown Community Bank's capital increases and decreases as a result of Hometown Community Bank's earnings or losses, among other reasons. Unless Hometown Community Bank is able to sell participations in its loans to other financial institutions, Hometown Community Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. See "Supervision and Regulation."

            HOMETOWN COMMUNITY BANCSHARES AND HOMETOWN COMMUNITY BANK

     Hometown Community Bancshares was incorporated under the laws of Georgia on May 12, 2004, for the purpose of becoming a bank holding company by acquiring all of the capital stock of Hometown Community Bank upon its formation.
Hometown Community Bank is being organized as a state banking association under the laws of the State of Georgia. The organizers of Hometown Community Bank are Amyn A. Meghani, C. Sean Childers, Dr. Terry Elrod, Martha Martin, Ted Murphy, C.K. Patel and Monk Tolbert. On September 7, 2004, the organizers of Hometown Community Bank filed an application for a charter for Hometown Community Bank with the Georgia Department and an application for insurance of the deposits of Hometown Community Bank with the FDIC. Upon receipt of preliminary approval of the application for a charter from the Georgia Department, we will file an application with the Federal Reserve seeking approval to become a bank holding company by acquiring all of the capital stock to be issued by Hometown Community Bank. If and when we and Hometown Community Bank receive required regulatory approvals, we will use a minimum of $7,500,000 of the aggregate net proceeds of this offering to purchase all of the shares of the capital stock of Hometown Community Bank. See "Use of Proceeds." We initially will engage in no business other than owning and managing Hometown Community Bank.

     Hometown Community Bank will engage in a general commercial banking business, emphasizing the needs of small businesses and professionals primarily in the Braselton/Oakwood area. Hometown Community Bank will not initially have trust powers. Hometown Community Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the Georgia Department. See "Proposed Business." Sean Childers, the proposed President and Chief Executive Officer of Hometown Community Bank and current President and Chief Executive Officer of Hometown Community Bancshares, has over thirteen years experience in the commercial banking industry. Ted Murphy, Vice Chairman and consultant to Hometown Community Bank, has over forty-five years experience in the commercial banking industry, twenty-five years of which was as a community bank Chief Executive Officer, President and Board member. See "Management."

     We believe that the banking experience of Mr. Childers and Mr. Murphy and the extensive business experience and contacts of the organizers in the Braselton/Oakwood area should create immediate business opportunities for Hometown Community Bank. We presently are engaged in completing the tasks necessary to open Hometown Community Bank, although no assurance can be given
that Hometown Community Bank can be opened by a particular date.   See "Proposed
Business."


     All of the organizers of Hometown Community Bank also serve as directors of Hometown Community Bancshares and are expected to serve as directors of Hometown Community Bank. The organizers (together with members of their immediate families) intend to purchase an aggregate of at least 141,500 shares of the common stock to be sold in this offering. The organizers may subscribe for up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the organizers, including any shares purchased in excess of their original commitment, will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by unaffiliated investors. Additional individuals may be added as organizers, subject to regulatory approval. See "Management. "



     Our temporary offices are located at 74 Lagree Duck Road, Braselton, Georgia 30517. We expect that Hometown Community Bank's initial banking office will be in a building to be constructed at 6700 Highway 53, Jackson County, Braselton, Georgia 30517, and that our executive offices will relocate to that address when Hometown Community Bank opens its banking office there. Hometown Community Bancshares' telephone number is (706)654-3199.

                                    THE OFFERING

GENERAL

     We are offering for sale a minimum of 800,000 shares and a maximum of 1,200,000 shares of our common stock at a price of $10.00 per share to raise gross proceeds of between $8,000,000 and $12,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 1,000 shares unless we, in our sole discretion, accept a subscription for a lesser number of shares. Subscribers should be aware that beneficial ownership of as little as 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state securities and banking laws.


     It is expected that our organizers (together with members of their immediate families) will purchase a total of at least 141,500 of the shares offered by Hometown Community Bancshares; however, the organizers may, subject to regulatory approval, elect to purchase up to 100% of the shares offered by Hometown Community Bancshares, and additional persons may be named as organizers. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the organizers are expected to be substantial, investors should not place any reliance on the sale of the specified minimum offering amount as an indication of the merits of this offering or that an organizer's investment decision is shared by other unaffiliated investors.


     Subscriptions to purchase shares will be received until March 31, 2005, unless all of the shares are earlier sold or we earlier terminate or extend the offering. See "Conditions of the Offering and Release of Funds" below. We reserve the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond September 30, 2005. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension, and any such extension will not alter the binding nature of subscriptions already accepted by us. Extension of the Expiration Date might cause an increase in our organizational and pre-opening expenses and in the expenses incurred with this offering. We may find it necessary to utilize the services of brokers or dealers in order to effectuate the sales of these securities in certain jurisdictions.

     Following acceptance by us, subscriptions will be binding on subscribers and may not be revoked by subscribers except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions of the Offering and Release of Funds" below), and we reserve the right to reject, in whole or in part, and in our sole discretion, any subscription. We may, in our sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Hometown Community Bank, and our desire to have a broad distribution of stock ownership.

     In the event we reject all, or accept less than all, of any subscription, we will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is not accepted. If we accept a subscription but in our discretion subsequently elect to cancel all or part of such subscription, we will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is canceled.

     Certificates representing shares duly subscribed and paid for will be issued by us promptly after the offering conditions are satisfied and escrowed funds are delivered to us.

CONDITIONS OF THE OFFERING AND RELEASE OF FUNDS


     Subscription proceeds accepted by us for the initial 800,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to us unless on or before the Expiration Date:
      * we have accepted subscriptions and payment in full for a minimum of 800,000 shares;
      * we have obtained regulatory approval to acquire the capital stock of Hometown Community Bank and to become a bank holding company; and
      * Hometown Community Bank has received preliminary approval of its application for a charter from the Georgia Department and of its application for deposit insurance from the FDIC.


     If the above conditions are satisfied, the subscription amounts held in escrow may be paid to Hometown Community Bancshares and shares issued to subscribers. Once Hometown Community Bancshares has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by Hometown Community Bancshares to fund offering and organizational expenses and for working capital. When the subscription funds are released to us, we will use a portion of the proceeds to repay the organizers for amounts advanced by them for organizational and offering expenses.


     While we do not expect that there will be any problems obtaining these regulatory approvals, if the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the Georgia Department or Hometown Community Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate Hometown Community Bancshares. Upon such a liquidation, we would be dissolved and our net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by us and Hometown Community Bank, including the salary of the President) would be distributed to the shareholders. In such event, we will have incurred numerous expenses related to our organization and the organization of Hometown Community Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.


     If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned promptly to subscribers.


     The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in the deposit accounts or short-term certificates of deposit which are fully insured by the FDIC or another agency of the United States Government, short-term securities issued or fully guaranteed by the United States government (or money market funds consisting entirely of such investments) or federal funds until released from escrow. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.


PLAN OF DISTRIBUTION


     Offers and sales of our common stock will be made on our behalf primarily by certain of our executive officers and directors. The executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. We believe such participating executive officers and directors will not be deemed brokers under the Securities Exchange Act of 1934 based on reliance on Rule 3a4-1 of the Exchange Act. Although it is not currently anticipated, we reserve the right to use brokers or dealers to effectuate sales of the common stock in the offering.


HOW TO SUBSCRIBE

     Shares may be subscribed for by delivering to us a completed and executed Subscription and Investment Agreement, attached hereto as Appendix A, on or prior to the Expiration Date for the offering. Subscribers should retain a copy of the completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order.

     Each prospective investor who desires to purchase the common stock will be asked to do the following:


     1. Complete, date, and sign the Subscription and Investment Agreement, which has been delivered along with this Prospectus, and return the completed Subscription and Investment Agreement to:


                     Hometown Community Bancshares, Inc.
                     P.O. Box 218
                     Braselton, Georgia 30517
                     Attention:  Sean Childers, President


     2. On or before March 31, 2005, make a check payable to "Nexity Bank, Escrow Account for Hometown Community Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for, and deliver the check to:


                     Hometown Community Bancshares, Inc.
                     P.O. Box 218
                     Braselton, Georgia 30517
                     Attention:  Sean Childers, President

     Upon our receipt, the Subscription and Investment Agreement will become binding on and irrevocable by the subscriber until the Expiration Date.

                               USE OF PROCEEDS

BY HOMETOWN COMMUNITY BANCSHARES


     Upon satisfaction of all of the conditions discussed in "The Offering - Conditions of the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of Hometown Community Bancshares. The gross proceeds to us from the sale of the shares offered by Hometown Community Bancshares will be between $8,000,000 and $12,000,000. We will use $140,000 of the gross proceeds to pay the expenses of this offering, which will consist primarily of legal, accounting, consulting, marketing and printing expenses. We will then use a minimum of $7,500,000 and a maximum of $10,000,000 of the gross proceeds to purchase all of the capital stock of Hometown Community Bank. We will retain any balance of the proceeds, which may be up to $1,740,000 in the case of the maximum offering, for working capital and other general corporate purposes, including payment of expenses and to provide additional capital for Hometown Community Bank in the future, if necessary.


     The following table sets forth our anticipated use of proceeds based on the sale of the minimum number and maximum number of shares in this offering.

                                                     Minimum         Maximum
                                                   Offering (1)    Offering (2)
                                                   ------------    ------------

Gross proceeds from offering.......................  $8,000,000     $12,000,000

Expenses for organization and
  issuance and distribution of common stock (3)....   ($140,000)      ($140,000)
Organizational and pre-opening expenses (3)........   ($120,000)      ($120,000)

Investment in capital stock of
  Hometown Community Bank.......................... ($7,500,000)   ($10,000,000)
                                                    -----------    ------------

Remaining proceeds (4).............................    $240,000      $1,740,000
                                                    ===========    ============

_________
(1)  Assumes that 800,000 shares of common stock are sold in this offering.
(2)  Assumes that 1,200,000 shares of common stock are sold in this offering.

(3) Organizational and pre-opening expenses were funded by the purchase of 1,000 shares of Hometown Community Bancshares at $10.00 per share by each organizer and a line of credit from Nexity Bank, which line of credit will be repaid from the offering proceeds.


(4) This amount will be used by Hometown Community Bancshares for working capital and may be used to provide additional capital for Hometown Community Bank, if necessary.


BY HOMETOWN COMMUNITY BANK

     All proceeds received by Hometown Community Bank will be in the form of an investment by Hometown Community Bancshares in Hometown Community Bank's capital stock. Hometown Community Bank currently plans to use approximately $422,000 of the proceeds it receives to Hometown Community Bancshares to reimburse Hometown Community Bancshares for amounts advanced by it to pay the organizational and pre-opening expenses of Hometown Community Bank. Organizational and pre-opening expenses of Hometown Community Bank include consulting fees, expenses for market analysis and feasibility studies, application fees, legal fees and expenses, officers' and employees' salaries and benefits, and lease expenses. The following table depicts the anticipated use of proceeds by Hometown Community Bank based on the sale of the minimum number and maximum number of shares in the offering.

                                                     Minimum         Maximum
                                                   Offering (1)    Offering (2)
                                                   ------------    ------------
Investment by Hometown Community Bancshares
  in Hometown Community Bank's Capital Stock.......  $7,500,000     $10,000,000

Reimbursement of Hometown Community
  Bancshares for amounts advanced for
  organizational and pre-opening expenses
  of Hometown Community Bank (3)...................   ($422,000)      ($422,000)

Furniture, Fixtures and Equipment..................   ($423,000)      ($423,000)
Land & Building.................................... ($1,375,000)    ($1,375,000)
                                                    -----------    ------------

Remaining Proceeds (4).............................  $5,280,000      $7,780,000
                                                    ===========    ============

__________
(1)  Assumes that 800,000 shares of common stock are sold in this offering.
(2)  Assumes that 1,200,000 shares of common stock are sold in this offering.

(3) Organizational and pre-opening expenses were funded by the purchase of 1,000 shares of Hometown Community Bancshares at $10.00 per share by each organizer and a line of credit from Nexity Bank, which line of credit will be repaid from the offering proceeds.


(4) This amount is to be used by Hometown Community Bank for loans to customers, investments, and other general corporate purposes.


     Although the amounts set forth above provide an indication of the proposed use of funds based on our plans and estimates, actual expenses may vary from the estimates. We believe that the estimated minimum net proceeds of $7,500,000 from the offering will satisfy our cash requirements and those of Hometown Community Bank for the first five years of operations and that neither we nor Hometown Community Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                   CAPITALIZATION


     The following table sets forth our capitalization as of July 31, 2004, our pro forma capitalization as of July 31, 2004, as adjusted to give effect to our estimated pre-opening expenses and the sale of the minimum of 800,000 shares and the maximum of 1,200,000 shares in this offering. See "Use of Proceeds."


                                                          Pro Forma   Pro Forma
                                                          (Minimum)   (Maximum)
                                              Actual         (1)         (2)
                                              ------      ---------   ---------
Common stock, par value $.01 per share;
 10,000,000 shares authorized; 5,000
 shares issued and outstanding; 800,000
 shares issued and outstanding pro forma
 (minimum offering); 1,200,000 shares
 issued and outstanding pro forma
 (maximum offering)........................       $50       $8,000      $12,000

Special stock, no par value per share;
 1,000,000 shares authorized; no shares
 issued and outstanding....................       --          --           --

Additional paid-in capital (3).............   $49,950   $7,852,000  $11,848,000

Deficit accumulated during
 the developmental stage (4)............... ($126,243)   ($542,000)   ($542,000)
                                            ---------   ----------  -----------

Total shareholders' equity (deficit).......  $(76,243)  $7,318,000  $11,318,000
                                            =========   ==========  ===========

Book value per share (5)...................     N/A       $ 9.15       $ 9.43
                                                ===       ======       ======
_________
(1)  Assumes that 800,000 shares of common stock are sold in this offering.
(2)  Assumes that 1,200,000 shares of common stock are sold in this offering.
(3) The expenses of the offering will be charged against this account. These expenses are estimated to be $140,000, and this amount has been used in the calculation of the amount shown in the "Pro Forma (Minimum)" and "Pro Forma (Maximum)" columns.
(4) The actual deficit reflects pre-opening expenses incurred through July 31, 2004. The pro forma accumulated deficit results from pre-opening expenses of $542,000 including legal, salary and other expenses. Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the development stage and further reduce shareholders' equity.
(5) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.85 if we sell 800,000 shares and $.57 if we sell 1,200,000 shares, resulting from the recognition of pre-opening and offering expenses.

                              SELECTED FINANCIAL DATA

     The following selected financial data for Hometown Community Bancshares for the period from inception until July 31, 2004, is derived from our financial statements set forth elsewhere herein.

                                                   Period Ended
                                                   July 31, 2004
                                                   -------------
       INCOME STATEMENT DATA:
          Noninterest expense                       $ 126,243
          Net (loss)                                 (126,243)

       BALANCE SHEET DATA:
          Assets                                        5,778
          Cash and interest bearing
            deposits in banks                             778
          (Deficit) accumulated
            during development stage                 (126,243)
          Shareholders' deficit                       (76,243)

       PER SHARE DATA
          Net (loss) per share                         (25.25)


                             DIVIDEND POLICY

     Our Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. Our ability to pay any cash dividends to its shareholders in the future will depend primarily on Hometown Community Bank's ability to pay dividends to us. In order to pay dividends to us, Hometown Community Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - Dividends." In addition to the availability of funds from Hometown Community Bank, our future dividends are subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions.


                            PROPOSED BUSINESS

GENERAL

     We were incorporated as a Georgia corporation on May 12, 2004, primarily to own and control all of the capital stock of Hometown Community Bank. We initially will engage in no business other than owning and managing Hometown Community Bank. Hometown Community Bank is being organized as a state banking association under the laws of the State of Georgia, and, subject to regulatory approval, Hometown Community Bank will engage in a commercial banking business from its location in the Braselton/Oakwood area, with deposits insured by the FDIC. Hometown Community Bank may not commence business until the Georgia Department issues a charter for Hometown Community Bank and the FDIC grants deposit insurance to Hometown Community Bank. There is no assurance that Hometown Community Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon Hometown Community Bank by the Georgia Department or the FDIC prior to the commencement of its business.

MARKETING FOCUS

     Given recent announced and actual acquisitions of financial institutions in Hall, Gwinnett, Barrow and Jackson Counties and the rapid population growth in the Braselton/Oakwood corridor, the organizers believe there is a gap or vacancy in the local banking market. The organizers believe that there is a need for, and that the community will enthusiastically support, a new locally owned and operated commercial bank in the Braselton/Oakwood corridor. However, size gives the larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of Atlanta and the four county area. As a result, we generally will not attempt to compete for the banking relationships of large corporations, but will concentrate our efforts on small businesses, professionals and homeowners.

     We plan to emphasize Hometown Community Bank's local ownership, community bank nature and ability to provide more personalized service than its competition. We believe our commitment to the Braselton/Oakwood market coupled with a dedication to personal service by local management, relationship banking and local decision makers will set Hometown Community Bank apart from its competitors. We believe that this area will react favorably to Hometown Community Bank's emphasis on personalized banking services to small-to-medium businesses, developers, contractors, subcontractors, suppliers, homeowners and consumers. However, no assurances in this respect can be given.

LOCATION AND SERVICE AREA

     Hometown Community Bank will be temporarily located at 74 Lagree Duck Road, Braselton, Georgia. See "Facilities" below. Hometown Community Bank will primarily serve an area within a ten-mile radius from the intersection of Highway 53 and Interstate 85 and the intersection of Highway 53 and Interstate 985 and is generally bounded to the North by Gainesville Georgia, to the West by Buford, Georgia, to the South by Winder, Georgia and to the East by Maysville, Georgia.

     Unique to Hometown Community Bank will be two bank site locations within a mile radius of two major interstate highways and adjacent to a single highway that will connect the branches. I-85 intersects Highway 53 in Braselton at exit
129. I-985 intersects Highway 53 in Oakwood at exit 16. Hometown Community Bank plans to locate on Highway 53 in Braselton and Oakwood. It is approximately 12 miles on Highway 53 between I-85 in Braselton and I-985 in Oakwood. The bank will market aggressively to potential bank customers along this corridor and its connector roads.

     Hometown Community Bank is being formed to take advantage of the growth in this market area. On April 8, 2004, the U.S. Census Bureau released a study of the one hundred fastest growing counties in America from April 1, 2000 to July 1, 2003. All four of the counties that lie within our market, Barrow (41st), Gwinnett (55th), Jackson (79th) and Hall (98th) are among the 100 fastest growing counties in America. According to the U.S. Census Bureau, the State of Georgia grew 6.09% from April 1, 2000 to July 1, 2003. The counties of Barrow, Gwinnett, Jackson and Hall grew 15.90%, 14.43%, 13.01% and 12.05%, respectively, during this same time period.

     According to the U.S. Census Bureau, the resident population of the four county area exceeded 929,000 as of July 2003. Between 1990 and July 2003, the four county area population has averaged a 6.15% growth rate annually, or an aggregate change of 83.03%. The population is projected to grow to 1,129,000 by 2010, an annual growth rate of 21.46%, compared to the projected annual growth rate for the State of Georgia of only 10.45%. In 1999, the estimated median age in Barrow, Gwinnett, Hall and Jackson Counties was 32.5, 32.5, 32.2, and 34.6 years old, respectively and the estimated median household income in Barrow, Gwinnett, Hall and Jackson Counties was $45,019, $60,537, $44,908, and $40,349, respectively.

                         POPULATION AND GROWTH RATES

                                              Average                Average
                                              Annual    Estimated    Annual
                     2000         2003     Growth Rate    2010     Growth Rate
                     ----         ----     -----------    ----     -----------
Barrow              46,144       53,479       5.30%      65,763        3.28%
Gwinnett           588,448      673,345       4.81%     820,960        3.13%
Hall               139,277      156,101       4.03%     184,185        2.57%
Jackson             41,589       46,998       4.34%      58,540        3.51%
Georgia          8,186,453    8,684,715       2.03%   9,592,370        1.49%
________
Source:  U.S. Census Bureau
Source:  Governor's Office of Planning and Budget

     The town of Braselton and the city of Oakwood have also experienced growth. According to the U.S. Census Bureau, the population of the State of Georgia grew by 4.37% to 8,544,005 from April 2000 to July 2002. During the same time period, the population of Braselton grew by 24.38% to 1,500 and the population of Oakwood grew by 10.08% to 2,960.


                         POPULATION AND GROWTH RATES

                                              Average                Average
                                              Annual    Estimated    Annual
                     2000         2002     Growth Rate    2010     Growth Rate
                     ----         ----     -----------    ----     -----------
Braselton            1,206        1,500      12.19%       5,161       30.51%
Oakwood              2,689        2,960       5.04%       3,980        4.61%
Georgia          8,186,453    8,544,005       2.18%   9,592,370        1.53%
________
Source: The Northeast Georgia Regional Development Center
Source: Georgia Mountains Regional Development Center, 2004
Source: Population Division, U.S. Census Bureau

     The Northeast Georgia Regional Development Center (NEGRDC), formed in 1963 to serve 12 counties and 54 municipal governments in the Northeast Georgia Region, created a comprehensive plan for the town of Braselton that was adopted on November 18, 2003. According to this plan, over 1,100 new jobs have been created in Braselton since 2000, and the town currently houses over 2,000 employment opportunities indicating its regional importance as an employment center. Since 1996, there have been four major plant openings in Braselton producing a total of 863 new jobs. Year One, Inc. employs 160 people and produces restoration auto parts. King's Delight employs 238 people and is a poultry processing plant. Mayfield Dairy Farms, Inc. employs 195 people and is a dairy processing plant. Finally, Haverty Furniture Company, Inc. opened its North Georgia Distribution Center in Braselton and employs 270 people. In addition, the emergence of Chateau Elan as a major tourist destination has provided Braselton with a steady stream of income generated by the tourism industry. Its geographic location, situated along Interstate 85 and within the Atlanta Metropolitan area, has made it accessible not only to north Georgia residents, but also to out of state tourists as well. The hotel estimates that a total of 550,000 people visit all of the amenities (hotel, winery, spa, convention center) annually, illustrating the local importance of the resort. Braselton is also home to the Panoz Auto Development Company, a manufacturer of limited production, high performance automobiles. The company began in 1989, producing a small number of custom-built cars made to order to a select few clientele. By 1996, the factory went into full production of the hand-built automobiles. That same year the company created Panoz Motor Sports, and began work on cars built for auto racing.

     According to the NEGRDC Braselton Comprehensive Plan, Braselton currently has an abundance of developable industrially and residentially zoned land that will continue to attract businesses and developers looking to establish themselves within a vibrant local economy. Projects under construction in Braselton include Traditions of Braselton and the Georgia Distribution Center. Traditions of Braselton is an upscale residential master-planned golf community that sits on 1,140 acres off of Highway 124 4.5 miles east of Braselton. According to the Jackson County Herald newspaper, Traditions of Braselton is the largest residential development ever in Jackson County and is expected to market 1,500 lots. The Georgia Distribution Center is a 265 acre, 3.5 million-square-foot industrial park under development in the northwest corner of the intersection of Highway 53 and I-85 in Braselton, less than a mile from our planned Braselton location. The front part of the property is being marketed as retail.

     The Georgia Mountains Regional Development Center, formed in 1962 to serve 13 counties and 38 municipalities in the Georgia Mountains Region, estimates rapid employment growth in Oakwood over the next decade per the Oakwood comprehensive plan. Leading the growth will be the manufacturing and services sectors.

                  Oakwood:  Employment by Economic Sector

        Category        1990    2000    2005    2010    2015    2020    2025
        --------        ----    ----    ----    ----    ----    ----    ----
              Total      869   1,334   1,652   2,167   2,398   2,943   3,644
       Agricultural
    Services, Other       25      23      23      21      20      20      22
             Mining        2       -       -       -       -       -       -
       Construction       64     101     125     171     190     230     279

      Manufacturing      252     325     424     585     609     733     884
       Trans, Comm,
 & Public Utilities       63      82      88     100     111     121     130
    Wholesale Trade       36      50      58      68      79      91     115
       Retail Trade      137     150     191     275     304     366     442
Finance, Insurance,
      & Real Estate       43     108     128     147     157     165     170
           Services      214     439     547     729     843   1,116   1,477
             Public
     Administration       31      56      68      71      85     101     125
___________
Source:  U.S. Census Bureau

     Current commercial growth within two miles of the Highway 53 and I-985 interchange in Oakwood includes Martin Road Crossing, a development of nine commercial lots on over 16 acres at the intersection of Highway 53 and Martin Road.

     One exit north on I-85 from our proposed Braselton site and in our market area is Pendergrass. Michigan Automotive Compressor (MAC), a Toyota Industries-Denso Corp. joint-venture company, plans to manufacture auto air compressors at a new plant in Pendergrass. The 185,000-square foot manufacturing facility will involve a capital investment of between $60 million and $100 million, company officials have said. MAC believes 120 new jobs with an average annual salary of $60,000 will be created at the plant. The MAC plant will be built on a 152-acre tract, near the U.S. Highway 129 exit on I-85. Construction is slated to begin in the fall, with the plant's grand opening set for 2005. Other Pendergrass developments in the planning stage are an industrial park with 300,000 square feet of industrial space located on 270 acres and two residential developments with a combined 500 lots. Documents for these new subdivisions and the industrial park have been submitted to the Georgia Department of Community Affairs for review as "developments of regional impact."

     The Braselton/Oakwood corridor is dependent on the industries of real estate development, farming, distribution, manufacturing, services and tourism. Residents of the Braselton/Oakwood corridor generally need lines of credit for liquidity, residential real estate construction and permanent financing. The commercial sector of the economy is oriented toward real estate development. Real estate acquisition and development lending will be important to the success of Hometown Community Bank. The community is experiencing rapid growth in commercial sectors offering services to residents and visitors. The services and tourist related industries need working capital and mortgage financing to support their growth. In addition, the expanding number of retail and professional businesses will require both unsecured and collateral-based commercial lending.

DEPOSITS

     Hometown Community Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to Hometown Community Bank's principal market area at rates competitive to those offered in the Braselton/Oakwood corridor. In addition, Hometown Community Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). Hometown Community Bank intends to solicit these accounts from individuals, professionals and businesses in the Braselton/Oakwood corridor.

LENDING ACTIVITIES


     General. Hometown Community Bank intends to emphasize a range of lending services, including commercial, real estate, and consumer loans, to small-to-medium sized businesses and professional concerns and individuals that are located in or conduct a substantial portion of their business in Hometown Community Bank's market area. While there can be no assurance as to the amount or distribution of Hometown Community Bank's loans, we anticipate that its initial portfolio will consist of approximately 15% commercial loans, approximately 75% real estate loans (including commercial loans secured in part by real estate), and approximately 10% consumer loans.



     Commercial Loans. The organizers currently anticipate that loans for commercial purposes in various lines of businesses will be one of the primary components of Hometown Community Bank's loan portfolio. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of Hometown Community Bank's borrowers, which in turn is affected by general economic conditions and the strength of the services and retail market segments. Commercial loans may require more careful management in order to limit the risks associated with them. The well-established banks in the Braselton/Oakwood corridor will make proportionately more loans to medium-to-large sized businesses than Hometown Community Bank. Many of Hometown Community Bank's anticipated commercial loans will likely be made to small-to-medium sized businesses that may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Commercial lending will include loans to entrepreneurs, professionals, and small-to-medium businesses. Small business products will include: working capital and lines of credit; business term loans to purchase fixtures and equipment, for site acquisition or business expansion; inventory, accounts receivable, and purchase-order financing; and construction loans for owner occupied buildings. Hometown Community Bank plans to place particular emphasis on loans averaging under $500,000. Commercial loans where Hometown Community

Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan are considered to be real estate loans and discussed further below.

     Real Estate Loans. Hometown Community Bank expects to focus its real estate activity in five areas: (1) commercial and residential real estate development and construction loans; (2) home improvement loans; (3) home equity lines; (4) conforming and nonconforming mortgages; and (5) owner occupied commercial real estate loans in the Braselton/Oakwood corridor. These loans include certain commercial loans where Hometown Community Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable. Hometown Community Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%. In addition, Hometown Community Bank may require personal guarantees of the principal owners of the property backed with a review by Hometown Community Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of Hometown Community Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. Hometown Community Bank will compete for real estate loans with a number of bank competitors that are well established in the Braselton/Oakwood corridor. Most of these competitors have substantially greater resources and lending limits than Hometown Community Bank. As a result, Hometown Community Bank may have to charge lower interest rates to attract borrowers. See "Competition" below.

     Hometown Community Bank may also originate loans for sale into the secondary market. Hometown Community Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Consumer Loans. Hometown Community Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans, home improvement loans, and automobile loans. These loans will be amortized over a period not exceeding 60 months. The revolving loans will typically bear interest at a fixed or adjustable rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by Hometown Community Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of Hometown Community Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Braselton/Oakwood corridor.

     Loan Approval and Review. Hometown Community Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit. Hometown Community Bank will establish a loan committee of the Board of Directors (the "Loan Committee") and any loan in excess of the highest officer's lending limit must be approved by the Loan Committee. Hometown Community Bank will not make any loans to any director, officer, or employee of Hometown Community Bank unless the loan is approved by the Loan Committee and is made on terms not more favorable to such person than would be available to a person not affiliated with Hometown Community Bank.

     Lending Limits. Hometown Community Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to Hometown Community
Bank), in general Hometown Community Bank will be subject to a loan-to-one-borrower limit of an amount equal to 15% of Hometown Community Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of Hometown Community Bank and is fully secured by readily marketable collateral. Based on the proposed minimum initial capitalization of Hometown Community Bank and its projected pre-opening expenses, Hometown Community Bank's initial lending limit will be approximately $1,000,000 for loans not fully secured or approximately $1,750,000 for loans fully secured by collateral. Hometown Community Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Hometown Community Bank's capital increases or decreases as a result of earnings or losses, among other reasons. Unless Hometown Community Bank is able to sell participations in its loans to other financial institutions, it will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

OTHER BANKING SERVICES

     Other anticipated bank services include payroll checks cashed for customers, bank-by-mail and bank-by-phone services, cashiers checks, Travelers Cheques and U.S. Savings Bonds, direct deposit of payroll and government benefit checks, after-hours depository, wire transfer services, debit cards, safe deposit boxes, internet banking for commercial customers and Seniors Accounts. Hometown Community Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. Hometown Community Bank does not plan to initially offer Mastercard and VISA credit card services but may in the future offer such services through a correspondent bank as an agent for Hometown Community Bank. Hometown Community Bank does not plan to exercise trust powers during its initial years of operation. Hometown Community Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department.

COMPETITION

     The banking business is highly competitive. Hometown Community Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Atlanta area. As of September 2004, the Braselton area was served by five commercial banks with a total of five branches. In addition, another bank is attempting to obtain a charter in Braselton. A number of these competitors are well established in the Braselton/Oakwood corridor. Most of them have substantially greater resources and lending limits than Hometown Community Bank and offer certain services, such as extensive and established branch networks and trust services, that Hometown Community Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, Hometown Community Bank may have to pay higher rates of interest to attract deposits.

FACILITIES


     We plan on building a banking facility to be constructed in Braselton, Georgia, at 6700 Highway 53, Braselton, Georgia 30517. This facility will house Hometown Community Bank's office. Construction on the facility will begin shortly after Hometown Community Bank breaks escrow. The building is expected to include approximately 6,500 square feet of office space. Prior to completion of the facility, Hometown Community Bank will operate in a temporary facility at the site. We currently lease space at 74 Lagree Duck Road, Braselton, Georgia, 30517.

EMPLOYEES


     Hometown Community Bancshares anticipates that, upon commencement of operations, Hometown Community Bank will have approximately ten full-time employees and one part-time employee. Hometown Community Bancshares will not have any employees other than its officers, none of whom will initially receive any remuneration for their services to Hometown Community Bancshares. Sean Childers, the proposed President and Chief Executive Officer of Hometown Community Bank is currently employed by Hometown Community Bancshares as its President and Chief Executive Officer to head the organizational effort for Hometown Community Bank. See "Management - Employment Agreements."


LEGAL PROCEEDINGS

     There are no material legal proceedings to which Hometown Community Bancshares or Hometown Community Bank or any of their properties are subject.

HOLDING COMPANY STRUCTURE

     We initially will engage in no business other than owning and managing Hometown Community Bank. We believe that our holding company structure provides flexibility to Hometown Community Bank that would not otherwise be available. The holding company structure can assist Hometown Community Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, we may borrow money and contribute the proceeds to Hometown Community Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking in which Hometown Community Bank cannot engage directly. See "Supervision and Regulation." Although we have no present intention of engaging in any of these activities, if circumstances should lead us to believe that there is a need for these services in Hometown Community Bank's market area and that such activities could be profitably conducted, we would have the flexibility of commencing these activities upon filing a notice or application with the Federal Reserve Board.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As of July 31, 2004, we had total assets of approximately $5,778. These assets consisted of cash and interest bearing deposits in banks of $778 and a retainer of $5,000. Our liabilities at July 31, 2004, were $82,021, and consisted of amounts owed for a bank line of credit, legal and consultant work.


     We had a net loss from February 12, 2004 (our inception date), through July 31, 2004, of $126,243. This loss resulted primarily from legal and consultant fees incurred in support of activities related to our initial organization and the initial organization of Hometown Community Bank.
These activities included the preparation of an application with the Georgia Department for a state bank charter and an application with the FDIC for federal deposit insurance, and the preparation of a registration statement for the offering of our common stock. To facilitate payment of debts and to continue the pre-opening activities, the Organizers formed HBB, LLC on February 12, 2004. The LLC was funded by initial capital contributions to the LLC that were transferred to us upon our formation on May 12, 2004 and HBB, LLC was dissolved.



     Our initial activities will be devoted to organizing Hometown Community Bank and opening and commencing the business of Hometown Community Bank. These organizational activities will include completing all required steps for approval from the Georgia Department for a state bank charter, equipping the office of Hometown Community Bank, hiring qualified personnel to work in the various offices of Hometown Community Bank, conducting public relations activities on behalf of Hometown Community Bank, developing prospective business contacts for Hometown Community Bank, and taking other actions necessary for a successful bank opening.



     Because we are in the organizational stage, we have had no operations from which to generate revenues and, until Hometown Community Bank opens for business, our only source of revenues will be interest earned on subscriptions. Because these revenues will be less than the expenses incurred in connection with activities related to our initial organization and the initial organization of Hometown Community Bank, we will incur a net loss through the date of the opening of Hometown Community Bank. In addition, we anticipate incurring continuing operating losses during Hometown Community Bank's early stages of operations.



     At least $7,500,000 of the proceeds of this offering will be used to capitalize Hometown Community Bank and any remainder will be used to pay our organizational expenses and provide working capital, including additional capital for investment in Hometown Community Bank, if needed. See "Use of Proceeds." We believe that this amount will be sufficient to fund the activities of Hometown Community Bank in its initial stages of operation until it achieves profitability and that thereafter Hometown Community Bank will generate sufficient income from operations to fund its activities on an on-going basis. In addition, we believe that the portion of the proceeds retained by us will provide sufficient capital to fund our activities until Hometown Community Bank achieves cumulative profitability and generates sufficient income from operations to fund our activities on an on-going basis. However, there can be no assurance that either we or Hometown Community Bank will achieve any particular level of profitability.



      As with all new banks, profitability of operations is derived from loans and other earning investments, funded by deposits and capital. Fee and interest income from loans and investment income offsets interest expense from deposits and non-interest expenses to generate income. As deposits grow, more loans can be funded. As loans grow, more income is generated. Until Hometown Community Bank achieves the necessary size to generate sufficient earnings to offset its expenses, it will incur operating losses. The minimum capital mandated by the DBF and the FDIC is designed to be sufficient to absorb these losses until Hometown Community Bank begins generating operating profits. We believe that the proposed minimum capital of Hometown Community Bank is sufficient to achieve this result, although there can be no assurance that this will be the case.

                                    MANAGEMENT

GENERAL

     The following table sets forth the respective names, ages, positions with Hometown Community Bancshares and Hometown Community Bank, and anticipated subscriptions of the organizers (each of whom is also a director), executive officers and others. The organizers may elect to purchase more than the shares indicated below. The only outstanding shares are place-holding shares owned by the current directors of Hometown Community Bancshares. These place-holding shares will be redeemed by Hometown Community Bancshares.

                                                        Percentage   Percentage
                           Position                         of           of
                             With          Anticipated  Outstanding  Outstanding
                           Company/        Subscription   Minimum      Maximum
                             Bank             (1)(2)        (3)          (4)
                             ----             ------       -----        -----
Amyn A. Meghani (33)   Chairman of the Board  50,000        6.3%         4.2%
Ted A. Murphy (67)     Vice Chairman of the   10,000        1.3%         0.8%
                              Board
C. Sean Childers (36)  President, Chief       10,000        1.3%         0.8%
                       Executive Officer
                        and Director
Martha Martin (64)          Director          15,000        1.9%         1.3%
Dr. Terry H. Elrod (43)     Director          19,000        2.4%         1.6%
Chandra Kant I.             Director          25,000        3.1%         2.1%
  "C.K."  Patel (47)
Melvin "Monk" Tolbert (64)  Director          12,500        1.6%         1.0%
All directors and
  executive officers,
  as a group                                 141,500       17.7%        11.8%
___________
(1) All shares presently owned by the organizers were purchased at a price of $10.00 per share, the same price at which shares are being offered to the public.
(2) All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Organizers may purchase up to 100% of the shares in the offering, if necessary, for Hometown Community Bancshares to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each organizer has agreed with the other organizers that he will subscribe for the number of shares indicated above, neither the organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. This table includes shares which are expected to be beneficially owned by the organizers upon completion of the offering.
(3) Assumes that the minimum number of 800,000 shares are sold in this offering.
(4) Assumes that the maximum number of 1,200,000 shares are sold in this offering.

     All of the organizers will serve as directors of Hometown Community Bancshares and Hometown Community Bank. Biographical information concerning the organizers is set forth below.

     AMYN A. MEGHANI is the owner of Dunhill Developers LLC, a commercial and residential real estate developer, and the majority shareholder of Tabo's Enterprises, Inc., a dry goods and check cashing store located in downtown Jefferson, Georgia. Mr. Meghani also owns and leases two truck stop/convenience stores in Fulton County and owns commercial property in Jackson County, Dekalb County and Whitfield County, Georgia. Mr. Meghani was born in India and came to the United States in 1990 to fulfill the all American dream of becoming an entrepreneur. Mr. Meghani began his career working in the retail industry for several convenience stores in metro Atlanta. Mr. Meghani used his savings to purchase Tabo's, a convenience store in 1995. Through either Tabo's or Dunhill, Mr. Meghani has developed, operated and/or sold various residential and commercial real properties and businesses in Georgia, including in Fulton, Hall and Jackson Counties. Today, Mr. Meghani's businesses directly or indirectly employ over thirty people.

     Mr. Meghani and his businesses are actively involved in his community. Tabo's is a Partner in Education with Jefferson High School and actively supports and sponsors all of the sports' activities of the school. They donate generously to and are a corporate sponsor for the Relay for Life team in Jefferson, the St. Jude Walk for Life charity in Braselton and other local charities and organizations. Mr. Meghani is an honored recipient of the MLK Service Award from the Jackson County Chamber of Commerce and is an active member of the Georgia, Jackson County and Gwinnett County Chambers of Commerce.

     Mr. Meghani recently moved from Jefferson to the Sugarloaf community in Gwinnett County and is married with two children who attend Greater Atlanta Christian School.

     TED A. MURPHY was born and raised in East Point, Fulton County, Georgia. He attended Russell High in East Point and Georgia State College for two years. Mr. Murphy has over 45 years of commercial bank experience. Mr. Murphy served as Chief Executive Officer, President and Board member in community banks in Georgia for over 25 years. Mr. Murphy was president of his high school class his senior year. Mr. Murphy began working for The First National Bank of Atlanta in 1954 during his junior year in high school working in numerous operations departments and was employed full time after graduating. Mr. Murphy joined The C & S National Bank in 1961 in the branch network and later was transferred to the Auditing Department. In 1966 he assisted in opening a new C & S Bank affiliate in Roswell, GA. as Cashier in charge of Branch Operations. In December 1968, Mr. Murphy joined the Citizens Bank of Alpharetta as a Senior Loan Officer and in 1970 opened Citizens Bank of Clarkston (later Citizens Dekalb Bank) as President, CEO and later Chairman of the Board. Mr. Murphy remained there until 1987 when First Union National Bank purchased the bank.
At First Union, Mr. Murphy served as a Senior Area Manager in charge of all Dekalb County Branches. In September 1988, Mr. Murphy was encouraged to start a new bank in Tucker, Georgia along with several of his previous board members. Mr. Murphy opened Dekalb State Bank (later Community Bank of Georgia) in August of 1991. Mr. Murphy served as President and Chief Executive Officer of Community Bank of Georgia and was a member of its board of directors until its merger with First Sterling (now Main Street Bank) on May 23, 1999. Mr. Murphy served on the Board of Directors of the merged company and as President of Community Bank of Georgia after the merger until his retirement on December 31, 2000.

     Mr. Murphy has enjoyed community banking and has served the following community organizations; Director of Alpharetta Jaycees, Member of the Dekalb Chamber of Commerce, President of the Clarkston Business Association, District Captain of the Dekalb County American Heart Association, Co-Chairman (Central Dekalb)-American Cancer Society, Board Member of MARR (Metro-Atlanta Recovery Residences-Drug Abuse), Board Chairman of The HUB (Psychological assistance for needy families), Treasurer of the Dekalb County Schools Foundation, Partner in Education-Brockett Elementary School, Board member- Atlanta Hospital Hospitality Association, and the President of Stone Mountain Rotary Club.

     Mr. Murphy is married to Bonnie S. Murphy and they have two sons and four daughters. They enjoy 13 grandchildren and two great-grandchildren. They reside in Cleveland, Georgia where they built their retirement home in 2001.
Mr. Murphy enjoys (when time permits) golf, gardening, exercise and woodworking.

     C. SEAN CHILDERS is the President and Chief Executive Officer of Hometown Community Bancshares and the proposed President and Chief Executive Officer of Hometown Community Bank. Mr. Childers grew up and resides in South Hall County where he lives on property that has been his family's home for five generations. Mr. Childers holds an Associate of Arts in Business Administration from

Gainesville College and a Bachelor of Science in Consumer Economics from the University of Georgia. In addition, Mr. Childers is a graduate of Louisiana State University's Graduate School of Banking. Mr. Childers has over 13 years of banking experience, most recently as Senior Vice President- Retail Banking Services of Gainesville Bank & Trust, the lead bank in the $1 billion community bank holding company, GB&T Bancshares. Mr. Childers has extensive experience in credit, strategic planning, risk management, business development, public relations, asset/liability management, bank investment strategies, compliance and management of branch operations. Mr. Childers has attracted customers and originated loans throughout Hometown Community Bank's primary service area.

     Mr. Childers began his banking career in 1991 with First National Bank of Gainesville as the assistant branch manager in the Oakwood branch. Mr. Childers left the First National Bank of Gainesville in 1995 and joined GB&T as branch manager of the Oakwood branch where he was responsible for all facets of branch management and operations. In 1999, Mr. Childers was promoted to Real Estate Lending Services within GB&T where he was responsible for originating commercial and residential acquisition and development loans, commercial and residential construction loans and commercial and consumer loans to developers and contractors. In 2003, Mr. Childers was again promoted within GB&T to Senior Vice President- Retail Banking Services where he was responsible for the profitability and support of an eight branch retail banking system in addition to the internet banking and credit card divisions. The eleven lenders in the branches under his management originated and processed a variety of loans including consumer loans, commercial and residential real estate acquisition & development loans, commercial and residential real estate construction loans and commercial loans. All loans made within the Retail Division were approved by Mr. Childers. Mr. Childers sat on the eight member officer's loan committee and recommended loans to the director's loan committee. He was a member of GB&T's Asset-Liability Committee and a member of the bank's Electronic Data Processing Steering Committee.

     Mr. Childers is active in his community. He is a member of the South Hall Rotary Club and has served as President, Director and Secretary of the Club and was the 1999 Rotarian of the Year. Mr. Childers has served the Gainesville College Alumni Association as Secretary, Vice President and is currently the second term President. Mr. Childers is a graduate of the 2003-2004 New Leadership Hall County Class. Mr. Childers, his wife Karen (a fourth generation Hall County resident) and their two children attend St. Gabriel's Episcopal Church in Oakwood.

     MARTHA MARTIN was born in Gainesville, Georgia, and grew up in Forsyth County before moving to Hoschton, Georgia in 9th grade. Mrs. Martin graduated from and was senior class President of Braselton/Jackson County High School. After graduation from Marsh Business School, Mrs. Martin worked for Gainesville National Bank in 1959 and 1960. Mrs. Martin entered the trucking industry as an employee in 1960 and bought her first truck in 1966. Today, Mrs. Martin is the President and owner of Phil-Mart Transportation, a long distance carrier that operates twenty-two trucks that move goods between Atlanta, Georgia and Chicago, Illinois. Mrs. Martin also owns rental properties in Hall, White, Henry and Jackson Counties.

     Mrs. Martin has a distinguished career of community service. Mrs. Martin served on the Jackson County Industrial Development Authority (IDA) from 1988 until 2002 having served at various times as Secretary, Treasurer, Vice Chairman and Chairman of the Authority. Mrs. Martin now serves as co-chairman of the Women in Business of the Jackson County Chamber of Commerce, Treasurer of the Braselton Women's Club, President elect-elect of the Rotary Club of Braselton, and serves on the Board of the Georgia Motor Truckers Association, the Braselton Area Safety and Service Fund and the Traffic Club of Gainesville. Mrs. Martin is a member of the Braselton Business Association, the Jackson County Chamber of Commerce, the Barrow County Chamber of Commerce, the Braselton-West Jackson Friends of the Library and the Tara Place Homeowners Association.


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
     Mrs. Martin and her husband of 45 years have two children and one grandchild and have homes in Hoschton and on the lake in Gainesville. The Martin family belongs to Zion Baptist Church in Braselton and attends New Bridge Baptist Church when in Gainesville. An avid NASCAR fan, Mrs. Martin owns a condominium at Atlanta Motor Speedway, sponsors drivers at three tracks, and spends what little free time she has traveling to different racetracks during the NASCAR season.

     DR. TERRY H. ELROD was born in Gainesville, Georgia, raised in Maysville, Georgia, attended Maysville Elementary School, and graduated as the 1979 valedictorian of Commerce High School. Dr. Elrod attended Gordon Junior College in Barnesville, Georgia, graduating with an Associate of Arts degree in Psychology and from West Georgia College in Carrollton, Georgia with a Bachelor of Arts in Biology, minoring in Chemistry and Physics. Dr. Elrod's classroom accomplishments were recognized at Gordon Junior College by being named Student Athlete of the Year in 1981 and also at West Georgia College having been awarded Biology Student of the Year in 1982 and Student Athlete of the Year in 1983.
Dr. Elrod was selected as Captain of his intercollegiate baseball teams both at Gordon Junior College and at West Georgia College. Dr. Elrod then served as an assistant baseball coach at West Georgia, before his acceptance into the Dental School at the Medical College of Georgia. Dr. Elrod graduated in the top 10 in his class from the Medical College of Georgia School of Dentistry with a Doctorate of Dental Medicine in 1988.

     Dr. Elrod first entered into dental practice in Gainesville, Georgia as an associate partner in 1988. Dr. Elrod and his business partner now own and operate dental practices in Tucker, Georgia and Lilburn, where Dr. Elrod has been practicing for 13 years. Dr. Elrod is currently President of Elrod & Price, PC and Vice President of Parson's Plantation Property Owners Association. Dr. Elrod is also a current member of the American Dental Association, Georgia Dental Association, Northern District Dental Society, Hinman Dental Society, and the American Diabetes Association.

     Dr. Elrod is married with two children who attend Greater Atlanta Christian School. The Elrod family attends North Point Community Church in Alpharetta, Georgia.

     CHANDRA KANT I. "C.K." PATEL is a second-generation hotelier, whose hotel experience ranges from his first independent property in Commerce, Georgia, which he purchased in 1982, to owning and operating full-service Holiday Inns. In 1996, Mr. Patel helped open Quantum National Bank, the first bank owned by Indian Americans in the Southeast. The bank has grown its assets tremendously since then. As a founding director, Mr. Patel served on the Quantum National Bank's Board of Directors as chairman of its Funds Management Committee and as a member of its Loan Committee.

     Mr. Patel is a founding member of Asian American Hotel Owners Association (AAHOA) and has served on the AAHOA board of directors for many years. AAHOA is the fastest-growing hospitality organization in the United States. Founded in 1989, AAHOA has grown from 100 to 8,000 members including a 30 percent increase in membership since April 2003. Mr. Patel has served in many roles within AAHOA, including as chair and co-chair of the Education Committee, as a member of the Membership Growth and Benefits Committee, and as a member of the Resource Development Committee. In 2001, Mr. Patel chaired the E-Commerce Committee during which time he proved to be a strong advocate of Web-based technology for greater communication within the association and building alliances with vendors and business partners for the procurement of lodging products. In his role as deputy chairman of the US Disaster Domestic Fund, Mr. Patel also worked to develop "101,000 Room Nights Drive for America" to benefit deployed military personnel. Mr. Patel lives in Atlanta with his wife and two children.

     MELVIN "MONK" TOLBERT was born and raised in Jefferson, Georgia and moved to Pendergrass, Georgia in 1970. He graduated from Jefferson High School in 1958 and Georgia State University in 1967 and served in the Georgia National Guard from 1958-1966. Mr. Tolbert was employed by Sherwin Williams Paint Co. and the Ivan Allan Co. from 1960-1970. In 1970, Mr. Tolbert and his family secured a franchise for OTASCO Home & Auto in Jefferson where he was employed with the store until 1990. Mr. Tolbert co-founded and worked for Tolbert Financial

Services, a retail lender of primarily uncollateralized loans of between $100 and $3,000, from 1990 until 2003 when the company was sold to World Finance. From 1995-1997, Mr. Tolbert and family owned and managed Mortgage Services of Georgia, a residential mortgage broker. In 1991, the family formed Professional Realty, where Mr. Tolbert continues to manage commercial and sell residential properties. Mr. Tolbert became a Graduate of REALTOR Institute in 1997. Graduate REALTOR Institute represents the most recognized professional designation in the real estate industry. The designation is conferred on qualified individuals by the various state associations of REALTORS, with the National Association of REALTORS educational standards assuring excellence among the curricula.

     Mr. Tolbert is committed to serving his community. Mr. Tolbert is past President of the Jefferson Area Merchants Association, past President of the Jefferson Rotary Club, and past Director of the I-85 Board of Realtors. Mr. Tolbert served on the Pendergrass City Council from 2000 until 2002 when he became Mayor. Mr. Tolbert is currently serving his second term as Mayor of Pendergrass. Mr. Tolbert is also a member of the Board of Directors of the Jackson County Chamber of Commerce and is a member of the Jackson County Mayors Association.

EMPLOYMENT AGREEMENTS

     We have entered into an employment agreement with Sean Childers pursuant to which Mr. Childers will serve as the President and Chief Executive Officer of Hometown Community Bancshares and the proposed President and Chief Executive Officer of Hometown Community Bank. The employment agreement provides for a starting salary of $135,000 per annum. In addition, Mr. Childers will be eligible to receive warrants for the purchase of stock in the same capacity as each organizer and up to 25,000 stock options, exercisable at the initial offering price of Hometown Community Bancshares' common stock. Mr. Childers will participate in and receive medical, dental, and disability coverage as provided to employees of Hometown Community Bank. In addition, Hometown Community Bank will reimburse Mr. Childers for reasonable out-of-pocket expenses incurred in the fulfilling of his duties and will pay other expenses as approved by the Board, including membership fees or dues for social and civic clubs and professional organizations. The employment agreement is terminable immediately for cause (as defined in the employment agreement) or upon the death or complete disability of Mr. Childers. The employment agreement may also be terminated by mutual agreement of the parties. In addition, Mr. Childers may not disclose any confidential information (as defined in the employment agreement) regarding Hometown Community Bancshares or Hometown Community Bank or its business.

     We have entered into a consulting agreement with Ted Murphy pursuant to which Mr. Murphy will serve as a consultant to Hometown Community Bank. The consulting agreement provides for a monthly compensation of $5,000 per month.
In addition, Mr. Murphy will be eligible to receive up to 5,000 stock options, exercisable at the initial offering price of Hometown Community Bancshares' common stock. In addition, Hometown Community Bank will reimburse Mr. Murphy for reasonable out-of-pocket expenses incurred in the fulfilling of his duties. The consulting agreement is terminable immediately for cause (as defined in the consulting agreement) or upon the death or complete disability of Mr. Murphy.
In addition, Hometown Community Bank may terminate the consulting agreement without cause. The consulting agreement may also be terminated by mutual agreement of the parties. The consulting agreement will automatically terminate within twelve months of the date that efforts to obtain a charter for the operation of its banking corporation have ceased. In addition, Mr. Murphy may not disclose any confidential information (as defined in the employment agreement) regarding Hometown Community Bancshares or Hometown Community Bank or its business.

STOCK BENEFIT PLANS AND WARRANTS

     We plan to establish a stock incentive plan that will allow us to grant stock options to employees, officers, directors, and others who contribute significantly to our success and the success of Hometown Community Bank. We


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
will reserve 120,000 shares of our common stock for issuance under the stock incentive plan, including the shares issuable to Messrs. Childers and Murphy under their respective employment/consulting agreements.

     Once Hometown Community Bank opens for business, we plan to grant stock options to purchase 10,000 shares of our common stock to Robert M. Martin and grant stock options to purchase 2,500 shares of our common stock to Byron Richardson for their assistance with the organization of Hometown Community Bank. If for any reason the Options described above are not awarded to Mr. Richardson within three months of the date the Bank is chartered or 30 days after the issuance of stock certificates, whichever is earlier, then Hometown Community Bancshares shall immediately pay Mr. Richardson an amount equal to $1.25 per option.

     In consideration of their efforts in organizing Hometown Community Bank and Hometown Community Bancshares and their commitment to serve as the initial directors, we intend, subject to regulatory approval, to issue to each organizer warrants to purchase shares of our common stock at the original offering price of $10.00 per share to be exercised at any time within ten years of the opening date of Community Bank. Each organizer will be awarded one warrant for each share purchased. Based on the proposed purchases by the organizers, the organizers will be granted a total of 141,500 warrants for the organizers as a group. The warrants will vest in three equal annual installments beginning on the first anniversary of Hometown Community Bank's opening for business and ending on the third anniversary of Hometown Community Bank's opening for business, contingent upon continued service on our Board of Directors and the Board of Directors of Hometown Community Bank. If Hometown Community Bank's capital falls below regulatory minimums established by the Georgia Department and the FDIC, the Georgia Department can direct that the warrants must be exercised or forfeited. The Warrants are not transferable.

DIRECTOR COMPENSATION

     We do not intend to pay, nor permit Hometown Community Bank to pay, directors' fees in the initial years of operation.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Board is comprised of highly educated and ethical members of the community. Each one recognizes the potential problems inherent in engaging the businesses in which they are involved to provide services or goods to Hometown Community Bank. As such, the Board will evaluate each service and good to make sure that there is not any impropriety, in actuality or appearance. All Board members must attend seminars and other educational sessions conducted by bank trade organizations to help ensure that they are educated and knowledgeable about banking and their responsibilities as Board members. No transaction is completed without full and open discussion of the terms of the transaction, copies of all documents being provided to each Board member and open discussion among the Board members. The interested Board member cannot vote on the proposed transaction or contract and may, at the sole discretion of the other Board members, be excused during the Board discussion. On a continuing basis, any Board member may ask questions or raise concerns about any contract with a Board member and such concerns or questions will be addressed promptly.


     We have entered into an option agreement with Amyn Meghani, our Chairman and an organizer and proposed Chairman of Hometown Community Bank, to acquire a 1.93 acre parcel of real property located at 6700 Highway 53, Braselton, Georgia, together with certain site improvements for an aggregate purchase price of $500,000 on which we plan to construct the headquarters of Hometown Community Bank. Our Board of Directors retained two independent MAI appraisers who both determined that the fair market value of the property with improvements is $505,000. The option to purchase at the negotiated price expires on January 31, 2005. Our Board of Directors is aware of this related party transaction and unanimously approved the option from Mr. Meghani subject to market value confirmation from an independent MAI appraisal. Mr. Meghani was not present for the vote on the transaction.

     For the first six months of operation, Hometown Community Bank will operate from a leased or purchased modular bank building located on the site of the headquarters. The modular bank building will be leased or purchased from an unrelated party. The organizers will construct a headquarters facility that Hometown Community Bank will occupy sometime during the second half of the first year of operation. The headquarters facility will be owned by Hometown Community Bank. The purchase of the real estate will be subject to appraisals and approval by the appropriate regulators.

     We and Hometown Community Bank may have banking and other transactions in the ordinary course of business with organizers, directors, and officers of Hometown Community Bancshares and Hometown Community Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectability nor present other unfavorable features to Hometown Community Bancshares and Hometown Community Bank. Hometown Community Bank is subject to a limit on the aggregate amount it could lend to its directors and officers and Hometown Community Bancshares' directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount), loans to individual directors and officers must also comply with Hometown Community Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application.

EXCULPATION AND INDEMNIFICATION


     Our Articles of Incorporation contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to us or our shareholders for monetary damages for any breach of duty as a director. This provision does not eliminate such liability to the extent the director
      * appropriated any of our business opportunities in violation of his duties
      * engaged in intentional misconduct or a knowing violation of law,
      *   permitted any unlawful distribution, or
      *   derived an improper personal benefit.


     Our Bylaws require us to indemnify any person who was, is, or is threatened to be made defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of Hometown Community Bancshares or Hometown Community Bank or any other corporation which he served as such at our request. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have us advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.


     Under the Bylaws, indemnification will be disallowed if it is established that the director
      * appropriated any of our business opportunities in violation of his duties,
      * engaged in intentional misconduct or a knowing violation of law,
      *   permitted any unlawful distribution, or
      *   derived an improper personal benefit.

      In addition to our Bylaws, Section 18-2-852 of the Georgia Business Corporation Code requires that a corporation indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding." The Corporation Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Code.

     We also have the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. We have extended or intends to extend indemnification rights to all of our executive officers. We may enter into indemnity agreements with our directors and officers.


       DESCRIPTION OF CAPITAL STOCK OF HOMETOWN COMMUNITY BANCSHARES

GENERAL


     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of special stock, no par value per share. The following summary describes our capital stock. You should review the provisions governing our capital stock in our Articles of Incorporation, which were filed with the Securities and Exchange Commission
(the "SEC") as an exhibit to the Registration Statement relating to this offering.


COMMON STOCK


     Holders of shares of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefore. We do not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of us, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding special stock. The outstanding shares of common stock are, and the shares of common stock offered by us when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of special stock that we may issue in the future.


     There currently is no market for the shares, and, although we have filed a registration statement with the SEC to register the issuance of the common stock in the offering under the Securities Act of 1933, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the common stock to be traded on any stock exchange or in the over-the-counter market.

SPECIAL STOCK


     The Articles of Incorporation provide that the Board of Directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of the special stock in one or more classes or series and to fix the preferences, limitations, and relative rights of the, special stock and to fix the number of shares to be included in any such classes or series. Any special stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of special stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of special stock outstanding. Issuances of special stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. We have no present plan to issue any shares of special stock.

CERTAIN ANTITAKEOVER EFFECTS

     The provisions of the Articles of Incorporation, the Bylaws and the Corporation Code summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.


     Authorized but Unissued Stock. The authorized but unissued shares of common stock and special stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and special stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Hometown Community Bancshares by means of a proxy contest, tender offer, merger or otherwise, in order to protect the continuity of Hometown Community Bancshares' management.



     Advance Notice Requirements for Shareholder Proposals. The Bylaws establish advance notice procedures with regard to proposals raised, other than by or at the direction of the Board of Directors, at any meeting of the shareholders of Hometown Community Bancshares. These procedures provide that the notice of shareholder proposals must be in writing and be received by the Secretary of Hometown Community Bancshares on or before the later to occur of 14 days prior to the meeting or 5 days after notice of the meeting is provided to the shareholders. We may reject a shareholder proposal that is not made in accordance with such procedures.



     Certain Nomination Requirements. Pursuant to the Bylaws, we have established certain nomination requirements for an individual to be elected as a director of Hometown Community Bancshares at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting
      *   notice that such party intends to nominate the proposed director;
      *   the name and certain biographical information on the nominee; and
      *   a statement that the nominee has consented to the nomination.
The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.


     Consideration of Other Constituencies in Mergers. The Corporation Code grants the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of Hometown Community Bancshares and its shareholders, to take into account the effect of the transaction on the employees, customers, suppliers, and creditors of Hometown Community Bancshares and upon the communities in which the offices of Hometown Community Bancshares are located.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, Hometown Community Bancshares will have a minimum of 800,000 and a maximum of 1,200,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of Hometown Community Bancshares, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of Hometown Community Bancshares and Hometown Community Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

     In general, under Rule 144, an affiliate of Hometown Community Bancshares or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities.
This requirement may make the sale of the common stock by affiliates of Hometown Community Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.


                         SUPERVISION AND REGULATION

     Hometown Community Bancshares and Hometown Community Bank will be extensively regulated under federal and state laws and regulations. These laws and regulations generally are intended to protect depositors, not shareholders. The following is a summary description of certain provisions of selected laws and regulations that affect bank holding companies and banks. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of Hometown Community Bancshares and Hometown Community Bank.

     Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past ten years, and additional changes have been proposed. The banking industry has also changed significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") and the Financial Services Modernization Act of 1999. Our operations may be affected by legislative changes and new policies of various regulatory authorities. We cannot predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic conditions, or new federal or state legislation may have in the future.

HOMETOWN COMMUNITY BANCSHARES

     We will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, we will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of our operations and such additional information as the Federal Reserve may require.

     INVESTMENTS, CONTROL AND ACTIVITIES. With certain limited exceptions, the BHCA requires every bank holding company to obtain prior approval of the Federal
Reserve:

        * to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it;
        * for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank; and
        *   to merge or consolidate with any other bank holding company.


     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with their respective regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is presumed to exist, subject to rebuttal, if a person acquires 10% or more but less than 25% of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the transaction. Applicable regulations provide a procedure for challenge of the rebuttable control presumption.


     The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly, or the effect of which may be substantially to lessen competition in any section of the country, or that in any other manner would be in restraint of trade, unless the transaction's anticompetitive effects are clearly outweighed by the public interest. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     Under the Federal Reserve Act, subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit our ability to obtain funds from Hometown Community Bank for our cash needs, including funds for the payment of dividends, interest and operating expenses. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     PERMITTED ACTIVITIES. Until recently, the BHCA generally prohibited bank holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve considered whether the performance of such an activity reasonably could be expected to produce benefits to the public that outweigh possible adverse effects.

     The Federal Reserve has determined that the following are among the activities permissible for bank holding companies:

        *   factoring accounts receivable;
        *   acquiring or servicing loans;
        *   leasing personal property;
        *   conducting discount securities brokerage activities;
        *   performing certain data processing services;

        * acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions; and
        *   performing certain insurance underwriting activities

     Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     NEW LEGISLATION. Changes to federal law that took effect in March 2000, and new regulations to implement these changes, allow qualifying bank holding companies to become financial holding companies that may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Activities that are financial in nature include:

        *   securities underwriting;
        *   dealing and market making;
        *   sponsoring mutual funds and investment companies;
        *   insurance underwriting and agency;
        *   merchant banking activities; and
        * activities that the Federal Reserve determines to be closely related to banking.

     For Hometown Community Bancshares to qualify to become a financial holding company, its depository institution subsidiaries must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." In addition, we will file an election with the Federal Reserve to become a financial holding company and give the Federal Reserve 30 days written notice prior to engaging in a permitted financial activity. Although we do not have any immediate plans to file such an election, our holding company structure will give us the flexibility to make such an election if deemed appropriate in the future.

     The federal law that took effect in March 2000 also contains provisions that directly impact the following activities and operations of the Hometown Community Bank:

        *   Any insurance activities;
        * The activities of and qualifications for any of Hometown Community Bank's financial subsidiaries; and
        * Its privacy policies and practices concerning disclosure of consumer information.

     SOURCE OF STRENGTH; CROSS-GUARANTEE. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under this policy, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments that qualify for capital under regulatory rules. Under the BHCA, the Federal Reserve also may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company.

     Federal bank regulatory agencies have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. Hometown Community Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by us, which in effect will make our equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary we may have.

     STATE REGULATION. Our activities will be subject to certain provisions of The Financial Institutions Code of Georgia and regulations issued pursuant to such code. These provisions are administered by the Georgia Department, which has concurrent jurisdiction with the Federal Reserve over our activities. The laws and regulations administered by the Georgia Department are generally consistent with, or supplemental to, the federal laws and regulations discussed herein.

HOMETOWN COMMUNITY BANK

     As a banking corporation organized under the laws of the State of Georgia, Hometown Community Bank will be subject to supervision and examination by the Georgia Department and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits in Hometown Community Bank will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The Georgia Department and the FDIC will regulate or monitor all areas of Hometown Community Bank's commercial banking operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations. These agencies will require Hometown Community Bank to maintain certain capital ratios and impose limitations on Hometown Community Bank's aggregate investment in real estate, bank premises and furniture and fixtures. Hometown Community Bank will be required by the FDIC to prepare quarterly reports on Hometown Community Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the FDIC.

     Under FDICIA, all insured depository institutions must undergo periodic on-site examination by the appropriate federal banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. All insured institutions are required to submit annual reports to the FDIC and the appropriate federal agency (or state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution.


     FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to, among other things, internal controls, information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; and asset quality.


     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, and any other federal banking agency, shall evaluate the record of the financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. A financial institution's CRA record is considered in evaluating applications to the agencies for mergers, acquisitions, and new branch facilities. Failure to comply with the CRA could submit a financial institution to additional requirements and limitations.

     OTHER RULES AND REGULATIONS. Interest and other charges collected or contracted for by Hometown Community Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers' and


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
Sailors' Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

     Hometown Community Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

        * The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
        * The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
        * The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
        * The Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
        * The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;
        * Soldiers' and Sailors' Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and
        * The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

     In addition, the Georgia Fair Lending Act ("GAFLA") imposes certain restrictions and procedural requirements on most mortgage loans made in the state of Georgia, including home equity loans and lines of credit. However, on August 5, 2003, the Office of the Comptroller of the Currency (the "OCC"), the primary federal regulator for national banks, determined that federal law preempts the entirety of GAFLA as to national banks and their operating subsidiaries. GAFLA contains a provision that preempts GAFLA as to state banks in the event that the OCC determines that federal law preempts GAFLA as to national banks. Therefore, the Hometown Community Bank is exempt from the requirements of GAFLA.

     The deposit operations of Hometown Community Bank are subject to:

        * The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
        * The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     Hometown Community Bank's commercial transactions will also be subject to the provisions of Georgia law governing such transactions. These laws include the Uniform Commercial Code and other provisions of the Georgia Code Annotated.

DEPOSIT INSURANCE

     The deposits of Hometown Community Bank will be insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like Hometown

Community Bank have paid for deposit insurance under a risk-based premium system. The deposit accounts held by Hometown Community Bank are insured by the FDIC to a maximum of $100,000 for each insured member (as defined by law and regulation). The FDIC uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (a) well capitalized;
(b) adequately capitalized; and (c) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Insurance of deposits may be terminated by the FDIC upon a finding that the financial institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Based on Hometown Community Bank's anticipated initial risk classification, Hometown Community Bank will not be required to pay an assessment for deposit insurance during its initial year of operation. However, Hometown Community Bank will be required to pay Bank Insurance Fund Financing Corporation ("FICO") assessments after it opens for business. For the 2nd quarter of 2004, the FICO assessment rate was 1.54 cents per $100 of assessable deposits. This assessment rate can change based on the interest costs of bonds issued by FICO to fund the resolution of failed thrifts from 1987 to 1991.

DIVIDENDS

     We are a legal entity separate and distinct from Hometown Community Bank. Our principal source of cash flow, including cash flow to pay dividends to our shareholders, will be dividends from Hometown Community Bank. The amount of dividends that may be paid by Hometown Community Bank to us will depend on Hometown Community Bank's earnings and capital position and is limited by various federal and state statutory and regulatory limitations. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     As a Georgia banking corporation, Hometown Community Bank will be permitted to pay cash dividends on its outstanding capital stock out of its earnings without any requirement to notify the Georgia Department or request the approval of the Georgia Department under the following conditions:

        * Total classified assets at the most recent examination of Hometown Community Bank, the conclusions of which may have been presented to the Board of Directors, do not exceed 80% of Tier 1 Capital plus the
            Allowance for Loan Losses as reflected as such examination;
        *   The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the previous calendar year;
        * The ratio of Tier 1 Capital to Adjusted Total Assets shall not be less than 6%.


     Any dividend to be declared by Hometown Community Bank at a time when each of the foregoing conditions does not exist must be approved, in writing, by the Georgia Department prior to the payment of the dividend. Under FDICIA, Hometown

Community Bank will not be permitted to pay a dividend if, after paying the dividend, Hometown Community Bank would be undercapitalized. See "Capital Adequacy" below.


     Furthermore, among the expected conditions to any approval by the Georgia Department of Hometown Community Bank's Articles of Incorporation will be a requirement that Hometown Community Bank's Board of Directors adopt resolutions committing that Hometown Community Bank will not pay dividends until it has recovered its start-up losses and is cumulatively profitable, and that Hometown Community Bank will maintain a Tier 1 Leverage Ratio of not less than 8% during its first three years of operation.


     In addition to the availability of funds from Hometown Community Bank, our future dividend policy is subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If we should declare dividends in the future, the amount of such dividends cannot be estimated at this time and we cannot know whether such dividends would continue for future periods.

CAPITAL ADEQUACY

     Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to:

        * make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies;
        *   account for off-balance sheet exposure; and
        *   minimize disincentives for holding liquid assets.

     The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

     The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institution's capital and to partially guarantee the institution's performance under their capital restoration plans. Tier 1 capital includes shareholders' equity, qualifying perpetual special stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any special stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term special stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     Failure to meet federal capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

     The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% leverage ratio of Tier 1 capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points depending on the risk profile of the institution and other factors. The tangible Tier 1 Leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

     FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. To qualify as a well-capitalized institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank must also not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

     Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

                                  Total Risk-       Tier I Risk-        Tier I
     Classification              Based Capital      Based Capital       Leverage
     --------------              -------------      -------------       --------
Well Capitalized (1)                  10%                6%               5%
Adequately Capitalized (1)             8%                4%               4% (2)
Undercapitalized (3)                  <8%               <4%              <4%
Significantly Undercapitalized (3)    <6%               <3%              <3%
Critically Undercapitalized (3)        -                 -               <2%
___________
(1)  An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution is classified as undercapitalized if it is below the specified capital level for any of the three capital measures.

     A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution's primary federal regulator against an institution that falls into one of the three undercapitalized categories, including the requirement of filing a capital plan with the institution's primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the institution.

     We and Hometown Community Bank are expected to be adequately capitalized according to their federal regulatory capital requirements after the offering.

     In addition to the federal regulatory capital requirements which will be applicable to Hometown Community Bank, the Georgia Department is expected to require Hometown Community Bank's Board of Directors to commit, as a condition to the Georgia Department's approval of Hometown Community Bank's Articles of Incorporation, to maintain Hometown Community Bank's Tier 1 Leverage Capital Ratio at not less than 8% during Hometown Community Bank's first three years of operation commencing upon the effective date of the Permit to begin Business (the "Permit") issued by the Georgia Department.

INTERSTATE BANKING AND BRANCHING RESTRICTIONS

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), effective September 29, 1995, an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be "adequately capitalized" if it meets all applicable federal regulatory capital standards.

     While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless the bank has been in existence for a specified number of years, not to exceed five years. Additionally, the Federal Reserve may not approve an interstate acquisition which would result in the acquirer's controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank.
A state may waive the 30% limit based on criteria that does not discriminate against out-of-state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition.

     The Riegle-Neal Act also provides that, beginning on June 1, 1997, banks with different home states may merge, unless a particular state opts out of the statute. Consistent with the Riegle-Neal Act, Georgia adopted legislation in 1996 which has permitted interstate bank mergers since June 1, 1997.

     In addition, beginning June 1, 1997, the Riegle-Neal Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. However, in 1996, Georgia adopted legislation which opts out of this provision. The Georgia legislation provides that, with the prior approval of the Georgia Department, after July 1, 1996, a bank may establish three new or additional de novo branch banks anywhere in Georgia and, beginning July 1, 1998, a bank may establish new or additional branch banks anywhere in the state with prior regulatory approval.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     We and Hometown Community Bank will be subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

        *   loans or extensions of credit to affiliates;
        *   investment in affiliates;
        * the purchase of assets from affiliates, except for real and personal property exempted by the Federal Reserve;
        * loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and
        * any guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. We will also be required to comply with other provisions designed to avoid the taking of low-quality assets.

     We and Hometown Community Bank will also be subject to the provisions of
Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Hometown Community Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit: (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

ANTI-TERRORISM LEGISLATION


     In the wake of the tragic events of September 11, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with certain financial institutions and bank customers. Section 326 of the Act, and regulations implementing this Section, requires Hometown Community Bank to establish and maintain, a written Customer Identification Program ("CIP") as a part of the bank's Bank Secrecy Act program. Hometown Community Bank plans to adopt and implement a CIP to comply with the Act and its implementing regulations.

CONSUMER CREDIT REPORTING LEGISLATION.

     On December 4, 2003, the President signed the Fair and Accurate Credit Transactions Act (the "FACT Act"). The FACT Act amends the Fair Credit Report Act ("the FCRA") to require, among other things, that:

        * financial institutions develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer's credit file stating that the consumer may be the victim of identity theft or other fraud;
        * lenders using consumer reports provide a new notice to consumers if the lenders use risk-based credit pricing programs;
        * entities that furnish information to consumer reporting agencies implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and
        *   mortgage lenders disclose credit scores to mortgage loan applicants.

     The FACT Act also generally prohibits a business that receives consumer information from an affiliate from using that information for solicitations for marketing purposes, unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such purposes.

     Certain FACT Act requirements are effective in February 2004, while others are not effective until the fourth quarter of 2004, or even later. Both Hometown Community Bancshares and Hometown Community Bank will implement policies and procedures to comply with the applicable requirements of the FCRA, as amended by the FACT Act, prior to the effective dates of each of the requirements.

PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structure, regulations and competitive relationships for the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

     Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

                                  LEGAL MATTERS


     The validity of the issuance of the shares of the common stock will be passed upon for us by Morris Manning & Martin LLP, Atlanta, Georgia.


                                     EXPERTS

     Our financial statements at July 31, 2004, and for the period from February 12, 2004 (inception) until July 31, 2004, have been audited by Nichols, Cauley & Associates, L.L.C., Atlanta, Georgia (the "Accountant"), independent certified public accountants, as stated in the Accountants' report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon the Accountant's authority as an expert in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

     We are not a reporting company as defined by the SEC. We will furnish our shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                             ADDITIONAL INFORMATION


     We have filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the common stock offered by us pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, reference is made to the registration statement and the exhibits thereto. Copies of the registration statement may be obtained at prescribed rates from the public reference facilities of the Securities and Exchange Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549, or by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Hometown Community Bancshares, that file electronically with the SEC.



     We and our organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance. Prospective investors should rely only on information contained in this Prospectus and in our related registration statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that we or the organizers believed were reasonable, but as to which no assurances can be made. We specifically disaffirm those projections for purposes of this Prospectus and cautions prospective investors against placing any reliance on them for purposes of making an investment decision.

                                                                     APPENDIX F


                      HOMETOWN COMMUNITY BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS

                                JULY 31, 2004

                                                                     APPENDIX F


                      HOMETOWN COMMUNITY BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL REPORT

                              TABLE OF CONTENTS
                              -----------------

                                                                PAGE
                                                                ----
        INDEPENDENT AUDITOR'S REPORT                             F-3

        FINANCIAL STATEMENTS
           Balance Sheet                                         F-4
           Statement of Operations                               F-5
           Statement of Stockholders' Deficit                    F-6
           Statement of Cash Flow                                F-7
           Notes to Financial Statements                         F-8

                                                                     APPENDIX F

[LOGO OF NICHOLS, CAULEY
  & ASSOCIATES, LLC]


                [LETTERHEAD OF NICHOLS, CAULEY & ASSOCIATES, LLC]


                       INDEPENDENT AUDITOR'S REPORT


To the Organizers
Hometown Community Bancshares, Inc. (A Development Stage Company)
Braselton, Georgia


We have audited the accompanying balance sheet of Hometown Community Bancshares, Inc. (a development stage company) as of July 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the period May 12, 2004 (inception), to July 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hometown Community Bancshares, Inc. as of July 31, 2004, and the results of its operations and its cash flows from May 12, 2004 (inception), to July 31, 2004, in conformity with United States generally accepted accounting principles.


/s/Nichols, Cauley & Associates, LLC


Atlanta, Georgia
August 31, 2004


Reply to:  2970 Clairmont Road, NE
           Atlanta, GA  30329-4440
           800-823-1224
           Fax 404-214-1302
           atlanta@nicholscauley.com

                                                                     APPENDIX F


                      HOMETOWN COMMUNITY BANCSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEET

                                JULY 31, 2004


ASSETS
------

   Cash                                                         $     778
   Other assets                                                     5,000
                                                                ---------
      Total assets                                              $   5,778
                                                                =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

LIABILITIES
   Line of credit                                               $  42,500
   Other liabilities                                               39,521
                                                                ---------
      Total liabilities                                            82,021
                                                                ---------
STOCK HOLDERS' DEFICIT
   Common stock, 10,000,000 shares authorized,
    $.01 par value, 5,000 shares issued and outstanding                50
   Special stock, 1,000,000 share of authorized, no par
    value, no shares issued or outstanding                            --
   Paid-in-capital                                                 49,950
   Deficit accumulated during the development stage              (126,243)
                                                                ---------
      Total stockholders' deficit                                 (76,243)
                                                                ---------
      Total liabilities and stockholders' deficit               $   5,778
                                                                =========



See accompanying independent auditors' report and notes to financial statements.

                                                                     APPENDIX F


                        HOMETOWN COMMUNITY BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                              STATEMENT OF OPERATIONS

                         FOR THE PERIOD FROM MAY 12, 2004,
                        DATE OF INCEPTION, TO JULY 31, 2004


Expenses:
   Professional and consulting fees                             $ 113,960
   Other operating expenses                                        12,283
                                                                ---------
      Total expenses                                              126,243
                                                                ---------
      Net loss and deficit accumulated
       during the development stage                             $(126,243)
                                                                =========


See accompanying independent auditors' report and notes to financial statements.

                                                                     APPENDIX F


                        HOMETOWN COMMUNITY BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF STOCKHOLDERS' DEFICIT

                         FOR THE PERIOD FROM MAY 12, 2004,
                        DATE OF INCEPTION, TO JULY 31, 2004


                             Common               Deficit Accumulated
                              Stock     Paid-in        during the
                            Par Value   Capital    Development Stage   Total
                            ---------   -------    -----------------   -----

Issuance of Common
   Stock                       $ 50     $ 49,950       $    --        $  50,000

Net Loss                        --         --           (126,243)      (126,243)
                               ----     --------       ---------      ---------

Balance, July 31, 2004         $ 50     $ 49,950       $(126,243)     $ (76,243)
                               ====     ========       =========      =========



See accompanying independent auditors' report and notes to financial statements.

                                                                     APPENDIX F


                         HOMETOWN COMMUNITY BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                              STATEMENT OF CASH FLOWS

                         FOR THE PERIOD FROM MAY 12, 2004,
                        DATE OF INCEPTION, TO JULY 31, 2004


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                     $ (126,243)
   Adjustments to reconcile net loss to net
    cash provided by operating activities:
      Increases in other assets                                     (5,000)
      Increases in other liabilities                                39,521
                                                                ----------
      Net cash used in operating activities                        (91,722)
                                                                ----------

CASH FLOWS FROM INVESTING ACTIVITIES                                  --
                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from line of credit                                     42,500
   Proceeds from issuance of common stock                           50,000
                                                                ----------
      Net cash provided by financing activities                     92,500
                                                                ----------

      Net increase in cash                                             778
      Cash at inception                                               --
                                                                ----------

      Cash at July 31, 2004                                     $      778
                                                                ==========



See accompanying independent auditors' report and notes to financial statements.

                                                                     APPENDIX F


                        HOMETOWN COMMUNITY BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                           NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 2004


1.   ORGANIZATION
     ------------

     Hometown Community Bancshares, Inc. (the "Bank") is preparing an application to operate as a bank holding company organized under the laws of the State of Georgia and through its wholly owned subsidiary (proposed) Hometown Community Bank to conduct a general banking business in Jackson County, Georgia. The Bank's applications to the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation (FDIC) are in process of being prepared. If approved the Bank will be an insured bank and a member of the Bank Insurance Fund.

     The Bank is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Bank's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

     Activities since inception have consisted primarily of the Bank's organizers engaging in organizational and preopening activities necessary to prepare the applications for regulatory approvals and to prepare to commence business as a financial institution.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Basis of Presentation
     ---------------------

     The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

     Organization and Stock Offering Costs
     -------------------------------------

     Organization costs have been expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Stock offering costs are expected to be incurred for organization costs and stock offering costs.

                                                                     APPENDIX F


                       HOMETOWN COMMUNITY BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 2004


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes
     ------------

     The Bank will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.

     Fiscal Year
     -----------

     The Bank will adopt a calendar year for both financial reporting and tax reporting purposes.

     Cash and Cash Equivalents
     -------------------------

     For purposes of the statement of cash flows the Bank considers all liquid assets with a maturity of less than three months to be cash and cash equivalents.


3.   RELATED PARTY TRANSACTIONS
     --------------------------

     To facilitate payment of debts and to continue the preopening activities, the Organizers formed HBB, LLC (the "Partnership"). The Partnership was funded by initial capital contributions to the LLC that were transferred to Hometown Community Bancshares, Inc. upon its formation. The initial capital contributions were for the purpose of paying organizational and preopening expenses on behalf of the Bank and expenses of the proposed common stock offering until the Bank could establish a line of credit to fund the additional expenses.

     The Bank has received an initial line of credit that is guaranteed by the organizing directors.

                                                                     APPENDIX F


                        HOMETOWN COMMUNITY BANCSHARES, INC.
                           (A DEVELOPMENT STAGE COMPANY)

                           NOTES TO FINANCIAL STATEMENTS
                                  JULY 31, 2004

4.   COMMITMENTS
     -----------

     The Bank and its predecessor partnership, HBB, LLC have entered into legal and consulting contracts for professional services rendered and to be rendered in conjunction with regulatory filings, stock issuance and other services necessary in the development stage of the Bank. The total obligation under these contracts is $270,000 of which $116,079 had been expensed at July 31, 2004.

5.   INCOME TAXES
     ------------

     There is no current income tax provision (benefits). Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. At July 31, 2004, the Bank's deferred tax assets have been reduced to $-0- by a valuation allowance since the realization of these deferred tax assets is dependent on future taxable income.

6.   LINE OF CREDIT
     --------------

     The Bank has entered into a line of credit with $100,000 available for draws of which $42,500 had been drawn at July 31, 2004. The note bears interest at Wall Street Journal rate minus .5%. The note is guaranteed by the shareholders and secretary of the Bank.

7.   SUBSEQUENT EVENTS
     -----------------

     The Bank has entered into a contract with its Vice-Chairman to serve as a consultant to the Board of Directors for 2 years beginning August 2004 at an amount of $5,000 per month.

     Subsequent to July 31, 2004 two additional shareholders/directors each purchased 1,000 shares of common stock at $10 per share.

     The line of credit was increased to $250,000.


                                       F-10
                                                                    APPENDIX A


                       HOMETOWN COMMUNITY BANCSHARES, INC.


                      SUBSCRIPTION AND INVESTMENT AGREEMENT



Hometown Community Bancshares, Inc.
74 Lagree Duck Road
Braselton, Georgia 30517

Ladies and Gentlemen:

     You have informed me that Hometown Community Bancshares, Inc., a Georgia corporation (the "Company"), is offering up to 1,200,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription and Investment Agreement to the undersigned (the "Prospectus").


     1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "Nexity Bank, Escrow Account for Hometown Community Bancshares, Inc." the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription and Investment Agreement is executed.


     2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.


     3. ACKNOWLEDGMENTS. The undersigned acknowledges that he or she has received a copy of the Prospectus. This Subscription and Investment Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Subscription and Investment Agreement.


     4. REVOCATION. The undersigned agrees that once this Subscription and Investment Agreement is tendered to the Company, it may not be withdrawn and that the Subscription and Investment Agreement shall survive the death or disability of the undersigned.


     THE SHARES OF COMMON STOCK OFFERED BY HOMETOWN COMMUNITY BANCSHARES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                    APPENDIX A



     Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for in this Subscription and Investment Agreement should be registered.



__________________________________          _________________________________
Number of Shares Subscribed for             Name or Names of Subscribers
(minimum 1,000 shares)                      (Please Print)


$_________________________________          _________________________________
Total Subscription Price at $10.00          Please indicate form of ownership
per share (funds must be enclosed)          desired (individual, joint tenants
                                            with right of survivorship, tenants
                                            in common, trust, corporation,
                                            partnership, custodian, etc.)



Date: ____________________________          _________________________________
                                            Signature of Subscriber(s)*



_________________________________           _________________________________
Social Security Number or                   Signature of Subscriber(s)*
Federal Taxpayer Identification Number


                                            Street (Residence) Address:

                                            _________________________________

                                            _________________________________

                                            _________________________________
                                            City, State and Zip Code

     *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.


     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

                                                                    APPENDIX A

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                            SUBSTITUTE FORM W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

     Each subscriber should complete this section.


__________________________________          _________________________________
Signature of Subscriber                     Signature of Subscriber


__________________________________          _________________________________
Printed Name                                Printed Name


__________________________________          _________________________________
Social Security or Taxpayer/Employer        Social Security or Taxpayer/Employer
Identification No.                          Identification No.


TO BE COMPLETED BY THE COMPANY:


Accepted as of ___________________, 20__, as to _______ shares.


HOMETOWN COMMUNITY BANCSHARES, INC.


By:  ___________________________________
     Sean Childers
     President and Chief Executive Officer

==============================================


You should rely only on the information
contained in this Prospectus. We have not authorized any other person to provide you with different or additional information.
If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate only as of the date on the front cover of this Prospectus.


     _______________________________

            TABLE OF CONTENTS

                                         Page
Prospectus Summary.........................2
Risk Factors...............................6
Hometown Community Bancshares and
  Hometown Community Bank.................10
The Offering..............................11
Use of Proceeds...........................14
Capitalization............................16
Selected Financial Data...................17
Dividend Policy...........................17
Proposed Business.........................17
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations...............25
Management................................26
Description of Capital Stock of
  Hometown Community Bancshares...........33
Supervision and Regulation................35
Legal Matters.............................46
Experts...................................46
Reports to Shareholders...................46
Additional Information....................46
Financial Statements.....................F-1
Subscription and Investment Agreement....A-1

     _______________________________

   Until __________, 2004, all dealers
effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


==============================================

==============================================


               1,200,000 Shares


     HOMETOWN COMMUNITY BANCSHARES, INC.
       A Proposed Holding Company For









                Common Stock

         _________________________

                 PROSPECTUS
         _________________________




           _________ __, 2004


==============================================

                                        PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

     Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

     Registration Fee.....................................   $1,520.40
     Blue Sky Fees and Expenses...........................  $10,979.60
     Printing and Engraving...............................  $14,000.00
     Legal Fees and Expenses..............................  $25,000.00
     Accounting Fees and Expenses.........................   $7,000.00
     Consulting Fees and Expenses.........................  $75,000.00
     Escrow Agent Fees....................................   $1,500.00
     Miscellaneous Disbursements..........................   $5,000.00
                                                           -----------
        TOTAL EXPENSES                                     $140,000.00
                                                           ===========


ITEM 14.  Indemnification of Directors and Officers.

     The Bylaws of Hometown Community Bancshares require us to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of Hometown Community Bancshares or Hometown Community Bank or any other corporation which he served as such at the request of Hometown Community Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have Hometown Community Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.


     Under the Bylaws, indemnification will be disallowed if it is established that the director
      * appropriated, in violation of his duties, any business opportunity of Hometown Community Bancshares,
      *   engaged in willful misconduct or a knowing violation of law,
      *   permitted any unlawful distribution, or
      *   derived an improper personal benefit.


      In addition to the Bylaws of Hometown Community Bancshares, Section 18-2-852 of the Georgia Business Corporation Code (the "Corporate Code") requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The Corporate Code also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporate Code.

     The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

     Hometown Community Bancshares has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Hometown Community Bancshares against any liability asserted against him or incurred by him in any such capacity, whether or not Hometown Community Bancshares would have the power to indemnify him against such liability under the bylaws.


ITEM 15.  Recent Sales of Unregistered Securities.

     On June 5, 2004, we issued 5,000 shares of the Common Stock of Hometown Community Bancshares to five of the organizers in a limited offering exempt under Section 4(2) of the Securities Act for an aggregate consideration of $50,000. On August 13, 2004, we issued 1,000 shares of the Common Stock of Hometown Community Bancshares to an additional organizer in a limited offering exempt under Section 4(2) of the Securities Act for the consideration of $10,000. On August 20, 2004, we issued 1,000 shares of the Common Stock of Hometown Community Bancshares to an additional organizer in a limited offering exempt under Section 4(2) of the Securities Act for the consideration of $10,000. No underwriters were involved and no underwriting commissions or discounts were paid.


ITEM 16.  Exhibits and Financial Statement Schedules.

     (a)      Exhibits.
              ---------

     3.1.     Articles of Incorporation. (1)
     3.2.     Bylaws. (1)
     4.1. See exhibits 3.1 and 3.2 for provisions of Hometown Community Bancshares' Articles of Incorporation and Bylaws Defining the Rights of Shareholders. (1)
     5.1. Opinion of Morris, Manning, & Martin, LLP, Counsel to the Registrant, as to the legality of the shares being registered. (1)
    10.1. Employment Agreement by and between Hometown Community Bancshares and Sean Childers, dated September 1, 2004. (1)
    10.2.     Form of Escrow Agreement by and between Nexity Bank, and
              Hometown Community Bancshares. (1)
    10.3. Consulting Agreement by and between Hometown Community Bancshares and Ted Murphy, dated August 16, 2004. (1)
    10.4 Option Agreement by and between Hometown Community Bancshares and Dunhill Developers, LLC, dated September 2, 2004. (1)
    23.1.     Consent of Nichols, Cauley & Associates, L.L.C.
    23.2.     Consent of Morris, Manning, & Martin, LLP (included in Exhibit
              5.1). (1)
    24.1.     Powers of Attorney (included on signature page). (1)
________________________
(1) Previously filed with the registrant's Registration Statement on Form S-1, filed September 14, 2004. (SEC File No. 333-118982)

     (b)      Financial Statement Schedules.
              ------------------------------
              None.


ITEM 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Hometown Community Bancshares pursuant to the provisions described in
Item 14 above, or otherwise, Hometown Community Bancshares has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hometown Community Bancshares of expenses incurred or paid by a director, officer or controlling person of Hometown Community Bancshares in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Hometown Community Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;
            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Braselton, State of Georgia, on October 21, 2004.

                                  HOMETOWN COMMUNITY BANCSHARES, INC.


                                  By:  /s/ C. Sean Childers
                                       -------------------------------------
                                       C. Sean Childers
                                       President and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                            Title                     Date

*                               Chairman of the Board         October 21, 2004
------------------------------
Amyn A. Meghani

/s/ C. Sean Childers            President, Chief Executive    October 21, 2004
------------------------------  Officer and Director
C. Sean Childers                [Principal Executive Officer,
                                Principal Financial Officer
                                and Principal Accounting Officer]

*                               Director                      October 21, 2004
------------------------------
Martha Martin

*                               Director                      October 21, 2004
------------------------------
Dr. Terry H. Elrod

*                               Director                      October 21, 2004
------------------------------
Chandra Kant I. "CK" Patel

*                               Director                      October 21, 2004
------------------------------
Melvin "Monk" Tolbert

*                               Vice Chairman of the Board    October 21, 2004
------------------------------
Ted A. Murphy

*By:  /s/C. Sean Childers
      ---------------------------
      Attorney-in-fact

                                EXHIBIT INDEX
                                -------------


    3.1.     Articles of Incorporation. (1)
    3.2.     Bylaws. (1)
    4.1. See exhibits 3.1 and 3.2 for provisions of Hometown Community Bancshares' Articles of Incorporation and Bylaws Defining the Rights of Shareholders. (1)
    5.1. Opinion of Morris Manning & Martin LLP, Counsel to the Registrant, as to the legality of the shares being registered. (1)
   10.1. Employment Agreement by and between Hometown Community Bancshares and Sean Childers, dated September 1, 2004. (1)
   10.2.     Form of Escrow Agreement by and between Nexity Bank and
             Hometown Community Bancshares. (1)
   10.3. Consulting Agreement by and between Hometown Community Bancshares and Ted Murphy, dated August 16, 2004. (1)
   10.4. Option Agreement by and between Hometown Community Bancshares and Dunhill Developers, LLC, dated September 2, 2004. (1)
   23.1.     Consent of Nichols, Cauley & Associates, L.L.C.
   23.2.     Consent of Morris Manning & Martin LLP (included in Exhibit 5.1).
             (1)
   24.1.     Powers of Attorney (included on signature page). (1)
________________________
(1) Previously filed with the registrant's Registration Statement on Form S-1, filed September 14, 2004. (SEC File No. 333-118982)